SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.      )

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐ Preliminary Proxy Statement	☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material under Rule 14a-12

Chico’s FAS, Inc.

(Name of Registrant as specified in its Charter)

(Name of person(s) Filing Proxy Statement, if Other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

CHICO’S FAS, INC.
11215 Metro Parkway
Ft. Myers, Florida 33912

April 28, 2006

TO OUR STOCKHOLDERS:

It is our pleasure to invite you to attend our 2006 Annual Meeting of Stockholders, which will be held at the Hyatt Regency Coconut Point Resort & Spa, 5001 Coconut Road, Bonita Springs, Florida on June 20, 2006 at 2:00 P.M., local time. The meeting will begin with a discussion and voting on the matters described in the attached Proxy Statement and Notice of Annual Meeting of Stockholders, followed by a report by several of our officers on Chico’s financial performance and operations.

The attached Proxy Statement is a critical element of the corporate governance process. Its purpose is to answer your questions, and to provide you with information about Chico’s Board of Directors and executive officers and a discussion of proposals that require your vote.

Please read these materials so that you’ll know what we plan to do at the meeting. Also, please sign and return the accompanying proxy card. This way, your shares will be voted as you direct even if you can’t attend the meeting.

On behalf of the management and directors of Chico’s FAS, Inc., we want to thank you for your continued support and confidence in Chico’s.

Marvin J. Gralnick
Chairman of the Board

Scott A. Edmonds
President and Chief Executive Officer

CHICO’S FAS, INC.
11215 Metro Parkway
Ft. Myers, Florida 33912

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD JUNE 20, 2006

To the Stockholders of Chico’s FAS, Inc.:

TIME	2:00 P.M., Local Time, on Tuesday, June 20, 2006

PLACE	Hyatt Regency Coconut Point Resort & Spa 5001 Coconut Road Bonita Springs, Florida 34134

ITEMS OF BUSINESS	1. To elect four Class I directors, each to serve for a three-year term;
2. To ratify the appointment of Ernst & Young LLP as the Company’s independent certified public accountants for the fiscal year ending February 3, 2007 (fiscal 2006); and
3. To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

RECORD DATE	You can vote if you are a stockholder of record on April 24, 2006.

ANNUAL REPORT	Our 2005 Annual Report, which is not a part of the proxy soliciting material, is enclosed.

PROXY VOTING	It is important that your shares be represented and voted at the Annual Meeting. Please vote by dating, signing and mailing the enclosed proxy promptly in the enclosed postage paid pre-addressed envelope. If you should be present at the meeting and desire to vote in person, you may withdraw your proxy.

By Order of the Board of Directors,

A. Alexander Rhodes
Secretary

April 28, 2006

ii

CHICO’S FAS, INC.
11215 Metro Parkway
Ft. Myers, Florida 33912

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD JUNE 20, 2006

To the Stockholders of Chico’s FAS, Inc.:	April 28, 2006

These proxy materials are delivered in connection with the solicitation by the Board of Directors of Chico’s FAS, Inc. (“Chico’s,” the “Company,” “we,” or “us”), a Florida corporation, of proxies to be voted at our 2006 Annual Meeting of Stockholders and at any adjournments or postponements thereof.

You are invited to attend our Annual Meeting of Stockholders on June 20, 2006, beginning at 2:00 P.M., local time. The Annual Meeting will be held at the Hyatt Regency Coconut Point Resort & Spa, Bonita Springs, Florida. Stockholders will be admitted beginning at approximately 1:30 P.M. The operation of cameras (including cellular phones with photographic capabilities), recording devices and other electronic devices will not be permitted at the meeting.

It is important that proxies be returned promptly to avoid unnecessary expense to the Company. Therefore, regardless of whether you plan to attend the Annual Meeting or the number of shares of stock you own, please date, sign and return the enclosed proxy promptly.

ABOUT THE ANNUAL MEETING

What is the purpose of the meeting?

At the Annual Meeting, stockholders will act upon the matters outlined in the accompanying notice of meeting, including the election of directors and ratification of the Company’s independent certified public accountants. In addition, the Company’s management will report on the performance of the Company during the fiscal year ended January 28, 2006 and respond to questions from stockholders.

When are these materials being mailed?

This proxy statement and the form of proxy are being mailed starting on approximately May 2, 2006.

What is a proxy?

It is your legal designation of another person to vote the stock you own. That other person is called a proxy. If you designate someone as your proxy in a written document, that document also is called a proxy or a proxy card. The form of proxy card included with this proxy statement designates each of Scott A. Edmonds, Charles J. Kleman and Patricia Murphy Kerstein as proxies for the 2006 Annual Meeting.

What is a proxy statement?

It is a document that the Securities and Exchange Commission (“SEC”) regulations require us to give you when we ask you to sign a proxy card designating individuals as proxies to vote on your behalf.

What is the difference between a stockholder of record and a stockholder who holds stock in street name?

If your shares are registered in your name, you are a stockholder of record. Owners of record receive their proxy materials from us. When you properly complete, sign and return your proxy card, you are instructing the named proxies to vote your shares in the manner you indicate on the proxy card.

If your shares are held in the name of your broker or other financial institution, which is usually the case if you hold your shares in a brokerage or similar account, your shares are held in “street name.” Your broker or other financial institution or its respective nominee is the stockholder of record for your shares. As the holder of record, only your broker, other institution or nominee is authorized to vote or grant a proxy for your shares. Accordingly, if you wish to vote your shares in person, you must contact your broker or other institution to obtain the authority to do so. Street name holders receive their proxy materials directly from their broker or other institution, not from Chico’s. When you properly complete, sign and return your proxy card, you are giving your broker, other financial institution or nominee instructions on how to vote the shares they hold for you.

What is the record date and what does it mean?

The record date for the 2006 Annual Meeting is April 24, 2006. The record date is established by the Board of Directors as required by law and the Company’s Articles of Incorporation and By-laws. Owners of record of common stock at the close of business on the “record date” are entitled to:

(a) receive notice of the meeting, and

(b) vote at the meeting and any adjournments or postponements of the meeting.

What are abstentions and broker non-votes?

An abstention occurs when a stockholder of record (which may be a broker or other nominee of a street name holder) is present at a meeting (or deemed present) but fails to vote on a proposal, indicates that the stockholder abstains from voting on the proposal, or withholds authority from proxies to vote for director nominees while failing to vote for other eligible candidates in their place. A broker non-vote occurs when a broker or other nominee who holds shares for another does not vote on a particular item because the nominee does not have discretionary voting authority for that item and has not received instructions from the street name owner of the shares.

What constitutes a “quorum” for the meeting?

At least a certain number of shares must be present or represented by proxy at a meeting before any stockholder vote at the meeting can be effective. A quorum is necessary to conduct business at the meeting. For the Annual Meeting, the quorum requirement will be satisfied if a majority of the outstanding shares of common stock is present and/or represented by proxy. You are part of the quorum if you have voted by proxy. Abstentions, broker non-votes and votes withheld from director nominees count as “shares present” at the meeting for purposes of determining a quorum. However, abstentions and broker non-votes do not count in the voting results.

Who is entitled to vote and how many votes do I have?

If you are a common stockholder of record at the close of business on the record date, you can vote. For each matter presented for vote, you have one vote for each share you own. If you are a holder in street name at the close of business on the record date, you generally will have the right to instruct your broker or other financial institution how to vote your shares, although specific procedures depend on the terms of your account arrangement. As of the record date, there were 181,370,900 common shares outstanding. Each common share is entitled to one vote on each matter properly brought before the Annual Meeting. Shares of common stock, par value $.01 per share, are the only outstanding voting securities of the Company.

How do I vote my shares?

Stockholders of record can vote by:

•	returning a completed proxy card by mail to The Registrar and Transfer Company, Attn: Proxy Department, P.O. Box 1159, Cranford, New Jersey 07016-9748;

•	delivering a completed proxy card to an inspector of election prior to the Annual Meeting; or

•	completing a ballot and returning it to an inspector of election during the Annual Meeting.

If you hold your shares in street name, you can vote by submitting a voting instruction card to your broker or other institution in accordance with the procedures and requirements applicable to your account. If your shares are held in street name and you wish to cast your vote in person at the Annual Meeting, you must either (i) obtain a “legal proxy,” executed in your favor, from the bank, broker, or nominee, as the case may be, or (ii) obtain a proxy direction form from the bank, broker, or nominee, as the case may be, and follow the instructions on the form so as to provide such bank, broker or nominee with your directions as to how you want such shares to be voted.

Can I vote by telephone or electronically?

The Company has not established procedures to allow telephone or electronic voting by stockholders of record, but may do so for future stockholder meetings if we determine that the added convenience to our stockholders would justify the additional costs to the Company associated with these voting methods.

Street name holders may vote by telephone or the Internet if their bank or broker makes those methods available, in which case your bank or broker will enclose the instructions with this proxy statement.

Can I change my vote?

You may revoke your proxy or change your voting instructions before the time of voting at the meeting in several ways.

If you are a stockholder of record, you may revoke or change your proxy instructions at any time prior to the vote at the Annual Meeting. To do so:

•	mail a revised proxy card dated later than the prior one;

•	give us written notice of your change or revocation; or

•	attend the Annual Meeting and file with the Secretary of the Company or an inspector of election either a notice of revocation, a duly executed proxy bearing a later date, or a duly executed ballot. The powers of the proxy holders will be suspended if you attend the meeting in person and you so request, although attendance at the meeting will not by itself revoke a previously granted proxy.

If you hold your shares in street name, you may revoke or change your proxy instructions at any time prior to the vote at the Annual Meeting by submitting new voting instructions to your broker or other institution in accordance with the procedures and requirements applicable to your account.

If I submit a proxy, how will my shares be voted?

If you submit a properly executed proxy card, the individuals named on the card, as your proxies, will vote your shares in the manner you indicate. If you sign and return the card without indicating your instructions, your shares will be voted for the election of the four nominees to serve three-year terms on our Board of Directors, for ratification of the appointment of Ernst & Young LLP as the Company’s independent certified public accountants for the fiscal year ending February 3, 2007 (fiscal 2006), and otherwise as recommended by the Board of Directors.

Your vote is important. Whether or not you plan to attend the meeting, we encourage you to vote by proxy as soon as possible.

My shares are held in street name. How are my shares voted if I do not return voting instructions?

Your shares may be voted if they are held in the name of a broker or other institution, even if you do not provide the broker or other institution with voting instructions. Brokers and certain other institutions have the authority, under the rules of the New York Stock Exchange, to vote shares on certain “routine” matters for which their customers do not provide voting instructions by the tenth day before the meeting. The election of directors and the ratification of the appointment of Ernst & Young LLP as the independent registered public accounting firm of the Company are considered routine matters and thus may be voted on the matters scheduled to come before the meeting as your broker or other institution may determine if you have not provided voting instructions within the applicable time frame.

What are the Board’s recommendations?

The Board’s recommendations regarding the proposals to be considered at the Annual Meeting are set forth together with the descriptions of the proposals in this proxy statement. In summary, the Board recommends a vote:

•	for election of the nominees for the Class I Director positions (see page 5).

•	for ratification of the appointment of Ernst & Young LLP as the Company’s independent certified public accountants for the fiscal year ending February 3, 2007 (fiscal 2006) (see page 15).

With respect to any other matter that properly comes before the meeting, the proxy holders will vote as recommended by the Board of Directors or, if no recommendation is given, in their own discretion. At the date this proxy statement went to press, we did not know of any other matter to be raised at the Annual Meeting.

What vote is required to approve each item?

Election of Directors.  Directors shall be elected by a plurality of the votes present in person or represented by proxy at the Annual Meeting and entitled to vote on the election of directors. A properly executed proxy marked “WITHHOLD AUTHORITY” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, even though it will be counted for purposes of determining whether there is a quorum present at the Annual Meeting.

Ratification of Appointment of Accountants.  The appointment of Ernst & Young LLP as the Company’s independent certified public accountants for the fiscal year ending February 3, 2007 will be ratified if the number of votes cast “FOR” ratification of the appointment by holders entitled to vote exceeds the number of votes cast opposing the ratification of the appointment.

Other Items.  If any other item requiring a stockholder vote should come before the meeting, the item will be approved if the number of shares voting for the item is greater than the number of shares voting against the item.

Are votes confidential? Who counts the votes?

The votes of all stockholders are held in confidence from directors, officers and employees, except:

(a) as necessary to meet applicable legal requirements and to assert or defend claims for or against the Company,

(b) in case of a contested proxy solicitation,

(c) if a stockholder makes a written comment on the proxy card or otherwise communicates his/her vote to management, or

(d) to allow the independent inspectors of election to certify the results of the vote.

All votes will be tabulated by employees of The Registrar and Transfer Company, the Company’s transfer agent for the common stock, whose representatives will serve as one or more of the inspectors of election.

How are abstentions and broker non-votes counted when tabulating the vote?

Abstentions (that is, a properly executed proxy marked “ABSTAIN” with respect to a particular matter) and broker non-votes with respect to a particular matter do not count in any vote totals for or against any matter, even though the shares associated with such abstentions and broker non-votes are counted for purposes of determining whether there is a quorum present at the Annual Meeting. Accordingly, for purposes of any vote, abstentions and broker non-votes will have the same effect as does a share that is not present or otherwise not voted.

Who is paying for the preparation and mailing of the proxy materials and how will solicitations be made?

We will pay the expenses of soliciting proxies. Proxies may be solicited on our behalf by directors, officers or employees in person or by telephone, mail, electronic transmission, facsimile transmission or telegram. The Company will request brokerage houses and other custodians, nominees and fiduciaries to forward soliciting material to stockholders and the Company will reimburse such institutions for their out-of-pocket expenses incurred thereby. The Company has not engaged any outside service provider to assist in the solicitation of proxies.

Does each stockholder receive his or her own copy of the 2005 Annual Report and this proxy statement?

In some cases we may send only one annual report and proxy statement to an address shared by two or more stockholders, unless we have received contrary instructions from one or more stockholders at that address. This practice, known as “householding,” is designed to reduce our printing and postage costs. If you are a stockholder of record residing at such an address and you wish to receive a separate copy of our 2005 Annual Report or this proxy statement, please contact Sherry Terzian by phone at (239) 274-4425 or in writing at 11215 Metro Parkway, Ft. Myers, Florida 33912 and we will promptly send you separate copies. If we have been sending only one annual report and proxy statement to your household but you or another stockholder in the household wishes to receive separate copies of annual reports and/or proxy statements in the future, please contact us in the same manner. Please also contact us if your household receives multiple copies of our annual report and proxy statement and you would prefer that we send only one copy for the entire household.

1.  ELECTION OF CLASS I DIRECTORS - ITEM ONE ON YOUR PROXY CARD

Directors Standing For Election

The full Board is currently comprised of eleven directors. The Board is divided into three classes with Class I and III each having four directors and Class II having three directors. Directors are elected for three-year terms.

The term of the existing Class I directors, Scott A. Edmonds, Charles J. Kleman, Ross E. Roeder, and Michael A. Weiss, expires at the 2006 Annual Meeting.

The Class II directors, Helene B. Gralnick, Verna K. Gibson, and Betsy S. Atkins, serve until the annual meeting of stockholders in 2007 and the Class III directors, Marvin J. Gralnick, John W. Burden, III, Stewart P. Mitchell, and David F. Walker, serve until the annual meeting of stockholders in 2008.

The election of the four Class I directors will take place at the 2006 Annual Meeting. At its meeting on February 27, 2006, the Board approved the recommendation of the Corporate Governance Committee that the following persons stand for election at the 2006 Annual Meeting:

Class I Director Seats

Scott A. Edmonds
Charles J. Kleman
Ross E. Roeder
Michael A. Weiss

If elected, Scott A. Edmonds, Charles J. Kleman, Ross E. Roeder, and Michael A. Weiss, will continue their service on the Board beginning at the 2006 Annual Meeting and will serve on the Board until the annual meeting in

2009, or until their successors are duly elected and qualified. Unless otherwise directed, the persons named in the enclosed form of proxy intend to vote such proxy “FOR” the election of Scott A. Edmonds, Charles J. Kleman, Ross E. Roeder, and Michael A. Weiss as Class I directors of the Company.

Each of the proposed nominees for election as directors has consented to serve if elected. If, as a result of circumstances not now known or foreseen, any of the nominees becomes unable or unwilling to serve as a director, proxies may be voted for the election of such other person or persons as the Board of Directors may select. The Board of Directors has no reason to believe that any of the nominees will be unable or unwilling to serve.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF THESE NOMINEES FOR ELECTION AS DIRECTORS. The nominees that receive a plurality of the votes cast by the shares entitled to vote at the Annual Meeting shall be elected as the directors.

Nominees for election at this meeting to terms expiring in 2009:

Scott A. Edmonds, 48, has been a director since 2004 and is President and Chief Executive Officer of the Company. Mr. Edmonds has been employed by the Company since September 1993, when he was hired as Operations Manager. In February 1994, he was elected to the position of Vice President-Operations and, effective January 1, 1996, he was promoted to the position of Senior Vice President-Operations. In February 2000, Mr. Edmonds was further promoted to Chief Operating Officer, in September 2001, Mr. Edmonds was promoted to President, and in September 2003, Mr. Edmonds was appointed to the additional office of Chief Executive Officer. Prior to joining the Company in 1993, Mr. Edmonds was employed by Ferguson Enterprises, Inc., a plumbing and electrical wholesale company, since 1980. His last position with Ferguson was President of the Fort Myers, Florida Division.

Charles J. Kleman, 55, has been a director since 1993 and is Executive Vice President-Finance, Chief Financial Officer and Treasurer of the Company. Mr. Kleman has been employed by the Company since January 1989, when he was hired as the Company’s Controller. In 1991, he was elected as Vice President/Assistant Secretary. In 1992, Mr. Kleman was designated as the Company’s Chief Financial Officer. In September 1993, he was elected to the additional position of Secretary/Treasurer. Mr. Kleman served as Secretary until October 2004. He served as Senior Vice President-Finance from January 1996 through November 1996, effective December 1996, was promoted to the position of Executive Vice President-Finance, and effective November 2003, was promoted to the additional position of Chief Operating Officer and served in such capacity until August 2005. Prior to joining the Company, Mr. Kleman was an independent accounting consultant in 1988, and from 1986 to 1988, Mr. Kleman was employed by Electronic Monitoring & Controls, Inc., a manufacturer and distributor of energy management systems, as its Vice President/Controller. Prior to 1986, Mr. Kleman was employed by various public accounting firms, spending over four years of that time with Arthur Andersen & Co.

Ross E. Roeder, 68, has been a director since 1997 and is Chairman of Smart & Final, Inc., having held this position since 1999 and having also served as a director of SFI Corporation, the parent corporation of Smart & Final, since 1984. From 1999 until 2004, Mr. Roeder also held the position of Chief Executive Officer of Smart & Final, Inc. From 1986 to 1998, Mr. Roeder served as a director of Morgan-Kaufman Publishers, Inc., a publisher of computer science text and reference books, and from 1993 to 1998 served as its Chairman of the Board. From 1986 until February 1993, Mr. Roeder was President and Chief Executive Officer of Federal Construction Company. Mr. Roeder is also a director of Mercantile Bank.

Michael A. Weiss, 65, is the retired President and Chief Executive Officer of Express, a subsidiary of Limited Brands, Inc. (“Limited”). He served in that capacity from 1997 to 2004. Mr. Weiss joined Limited in 1981 as merchandise manager for Express and rose to the position of President of Express, serving in that capacity from 1982 to 1993. He was named Vice Chairman of Limited in 1993, and served in that post until 1997. Mr. Weiss returned to Express in January 1997, serving as President and Chief Executive Officer until his retirement in 2004. Previously, he had been General Manager for Trousers Up, a subsidiary of Apparel Industries, Inc., and Merchandise Manager for Casual Corner Group, Inc. Mr. Weiss began his career at Abraham & Straus, a subsidiary of Federated Department Stores. He is currently a member of the Board of Directors of Payless ShoeSource, Inc., Borders Group, Inc., and Pacific Sunwear of California, Inc. Mr. Weiss joined the Board in August 2005 to fill a vacancy created by the Board, having been recommended for service as a director by Verna Gibson, with approval by Betsy Atkins.

Directors Continuing in Office

Directors whose present terms continue until 2007 (Class II directors):

Helene B. Gralnick, 58, has been a director since 1983 and served as Senior Vice President-Design and Concept for the Company from February 1995 until March 2004 when she stepped down from her management positions. Since early March 2004, Ms. Gralnick has been engaged by the Company on an at-will basis to provide her assistance, guidance and direction, as needed. Ms. Gralnick was a co-founder of the Company, together with her husband, Marvin J. Gralnick, and has served the Company in various senior executive capacities throughout its history. She was first elected Vice President/Secretary in 1983. Ms. Gralnick was elected as Senior Vice President-Merchandise Concept in 1992. In September 1993, Ms. Gralnick stepped down from all officer positions with the Company. In connection with the resignation of the then current Chief Executive Officer and President of the Company in November 1994, Ms. Gralnick returned to the Company on a full time basis to head up merchandise design, marketing and image for the Company and took on the position of Senior Vice President-Design and Concept in February 1995.

Verna K. Gibson, 63, has been a director since 1993 and presently is a retailing consultant. From 1985 to 1991, Ms. Gibson was President and Chief Executive Officer of the Limited Stores Division of The Limited, Inc., a retail apparel specialty chain. From January 1991 through 1995, she served as President of Outlook Consulting Int., Inc. and in January 1999, she resumed the position of President of Outlook Consulting Int., Inc. From December 1994 to July 1996, Ms. Gibson was the Chairman of the Board of Petrie Retail, Inc. From 1993 to fall 1999, Ms. Gibson was a partner of Retail Options, Inc., a New York based retail consulting firm.

Betsy S. Atkins, 50, has been a director since 2004 and is the Chief Executive Officer of Baja Ventures, an independent venture capital firm focused on the technology and life sciences industry since 1994. Prior to 1994 Ms. Atkins was Chairman and Chief Executive Officer of NCI, Inc. a Functional Food/Nutraceutical company from 1991 through 1993. Ms. Atkins was a co-founder of Ascend Communications, Inc. in 1989, a member of their Board of Directors, and served as its Global Market, Sales, and International Executive Vice President prior to its acquisition by Lucent Technologies in 1999. Ms. Atkins also serves on the Boards of Directors of Polycom, Inc., Reynolds American Inc., and SunPower Corporation. Ms. Atkins publishes and keynote speaks on corporate board governance best practices for the National Association of Corporate Directors. Ms. Atkins was a Presidential-appointee to the Pension Benefit Guaranty Corporation advisory committee, and is a Governor-appointed member of the Florida International University Board of Trustees.

Directors whose present terms continue until 2008 (Class III directors):

Marvin J. Gralnick, 71, has been a director since 1983 and is Chairman of the Board of the Company. Mr. Gralnick, together with his wife, Helene B. Gralnick, founded the Company in December 1983. He served the Company as its Chief Executive Officer until he stepped down in September 1993. In connection with the resignation of the then current Chief Executive Officer and President of the Company in November 1994, Mr. Gralnick returned to the Company on a full time basis to head up merchandise design, marketing and image for the Company. In February 1995, Mr. Gralnick reassumed the role of Chief Executive Officer and served in that position until September 2003, at which time Scott A. Edmonds was promoted to Chief Executive Officer. In March 1997, Mr. Gralnick reassumed the position of President and served in that position until September 2001, at which time Mr. Edmonds was promoted to the position of President. Mr. Gralnick also served as President from the Company’s founding until 1990 when he became Chairman of the Board and was given the official title of Chief Executive Officer. Mr. and Ms. Gralnick’s vision and creative talents led the development and evolution of the Company’s philosophy and the design and feel of Chico’s merchandise and Chico’s stores through September 1, 1993 and again from November 1994 through September 2003. In addition to serving as Chairman, since early March 2004, Mr. Gralnick has been engaged by the Company on an at-will basis to provide his assistance, guidance and direction, as needed.

John W. Burden, III, 69, has been a director since 1997 and is currently an independent retailing consultant, having served as a consultant and partner in Retail Options, Inc. from November 1993 to December 1997. From December 1990 to March 1993, Mr. Burden’s principal occupation was as an officer in Pelican Palms Realty Company, a real estate sales company he owned. In 1990, he retired as the Chairman of both Federated Department Stores, Inc., and Allied Department Stores, Inc., following a 19 year career in various merchandising positions in the Federated organization, including President of Burdines and Chairman of the Abraham & Straus Division. Prior to that time, he spent 12 years with Macy’s.

Stewart P. Mitchell, 56, has been a director since 2004. Mr. Mitchell had a long career with Ferguson Enterprises, Inc., the largest wholesale distributor of plumbing and related products in the United States and a subsidiary of Wolseley plc. His tenure with the Ferguson Enterprises finance group and his association with Wolseley spanned 28 years. From 1998 to 2005, Mr. Mitchell served as the Chief Financial Officer for Ferguson Enterprises, and from then until his recent retirement in January 2006, he served as Senior Vice President-Mergers and Acquisitions for Wolseley’s North American operations. Prior to joining Ferguson in 1978, Mr. Mitchell was employed by Seidman & Seidman, a national public accounting firm. He received a Bachelor of Science in accounting from the University of North Carolina at Chapel Hill.

David F. Walker, 52, is currently the Director of the Accountancy Program at the University of South Florida in St. Petersburg and leads the school’s Program for Social Responsibility and Corporate Governance. He has held these positions since 2002. Mr. Walker also has been an independent consultant with respect to accounting, auditing and business issues since 2002. For approximately 27 years, through 2002, Mr. Walker was with the accounting firm of Arthur Andersen LLP, having served as a partner with the firm from 1986 until 2002, and most recently until 2002 as partner in charge of the firm’s assurance and business advisory services practice in the Florida/Caribbean region. Mr. Walker is a certified public accountant, certified fraud examiner, and holds a Masters of Business Administration degree from the University of Chicago Graduate School of Business. He currently also serves on the Board of Directors of First Advantage Corporation, Comm Vault Systems, Inc., and Technology Research Corporation, Inc.

Governance of the Company

Board of Directors

The members of the Board of Directors on the date of this proxy statement, and the committees of the Board on which they currently serve, are identified below:

		Compensation	Corporate
	Audit	and Benefits	Governance	Executive
Director	Committee	Committee	Committee	Committee

Marvin J. Gralnick
Helene B. Gralnick
Verna K. Gibson	*			*
Charles J. Kleman
Ross E. Roeder		**	*
John W. Burden, III		*		**
Betsy S. Atkins			**	*
Scott A. Edmonds				*
Stewart P. Mitchell	*	*
David F. Walker	**		*	*
Michael A. Weiss	*	*

*	Member

**	Chair

Corporate governance is typically defined as the system that allocates duties and authority among a company’s stockholders, board of directors, and management. The stockholders elect the board and vote on extraordinary matters. The board is the Company’s governing body, responsible for hiring, overseeing and evaluating management, particularly the Chief Executive Officer; and management runs the Company’s day-to-day operations. Our Board of Directors currently consists of eleven directors. The current Board members include seven independent directors and four individuals who are or who recently were members of the Company’s senior management. If all of the nominees for election are elected, the Board will continue to be comprised of seven independent directors and four non-independent directors.

The primary responsibilities of the Board of Directors are oversight, counseling, and direction to the Company’s management in the long-term interests of Chico’s and its stockholders. To the extent appropriate under Florida law, the Board, in carrying out its duties, also may consider the interests of other constituencies, which include employees, suppliers, customers and the communities in which it does business, and the economy of the state of Florida and the United States. The Board’s detailed responsibilities include: (a) selecting, regularly evaluating the performance of, and approving the compensation of the Chief Executive Officer and other senior executives; (b) planning for succession with respect to the position of Chief Executive Officer and monitoring management’s succession planning for other senior executives; (c) reviewing and, where appropriate, approving Chico’s major financial objectives, strategic and operating plans and actions; (d) overseeing the conduct of Chico’s business to evaluate whether the business is being properly managed and whether proper internal controls are in place and effective; and (e) overseeing the processes for maintaining Chico’s integrity with regard to its financial statements and other public disclosures and compliance with law and ethics. The Board of Directors has delegated to the Chief Executive Officer, working with Chico’s other executive officers, the authority and responsibility for managing the Company’s business in a manner consistent with the Company’s standards and practices, and in accordance with any specific plans, instructions or directions of the Board. The Chief Executive Officer and management are responsible for seeking the advice and, in appropriate situations, the approval of the Board and/or its various committees with respect to significant actions to be undertaken by Chico’s.

Meetings

The Board and its committees meet throughout the year on a set schedule, and also hold special meetings and act by written consent from time to time as appropriate. The Board of Directors held five meetings during the fiscal year ended January 28, 2006. During the fiscal year ended January 28, 2006, each incumbent director attended at least 75% of the total number of Board meetings and meetings of committees on which he or she served and the average director attendance was over 94%.

During fiscal 2005, the non-employee directors of the Board met without the Chief Executive Officer or other members of management present during three of the five regularly scheduled Board meetings.

Lead Director

In August 2003, the Board created a new position of lead director, whose primary responsibility is to preside over periodic executive sessions of the Board in which management directors and other members of management do not participate. Verna K. Gibson is serving in the position of lead director and has been designated by the non-management members of the Board to continue serving in this position until at least the Company’s 2006 annual meeting of stockholders.

Independence

In January 2004, the Board enhanced its corporate governance by adopting Corporate Governance Guidelines (“Guidelines”). The Guidelines have been updated from time to time since their initial adoption. The Guidelines, as adopted by the Board, meet the updated listing standards of the New York Stock Exchange. The full text of the Guidelines can be found under the Investors Relations portion of the Company’s website (www.chicos.com). A copy may also be obtained upon request from the Secretary of the Company.

Pursuant to the Guidelines, the Board undertook a review of director and director nominee independence in February 2006. During this review, the Board considered transactions and relationships between each director or nominee or any member of his or her immediate family and the Company and its subsidiaries and affiliates. The Board also examined transactions and relationships between directors, nominees or their affiliates and members of the Company’s senior management or their affiliates. As provided in the Guidelines, the purpose of this review was to determine whether any such relationships or transactions were inconsistent with a determination that the director is independent. A director is considered independent only if the Board affirmatively determines that the director has no material relationship with the Company, either directly or indirectly. In accordance with the Guidelines and the NYSE standards, a director is not independent if:

•	The director is or has been within the last three years an employee of Chico’s.

•	An immediate family member of the director is or has been within the last three years an executive officer of Chico’s.

•	The director has received more than $100,000 in direct compensation from Chico’s during any twelve-month period within the last three years. This excludes director and committee fees or other forms of deferred compensation for prior service.

•	An immediate family member of the director who is an executive officer of Chico’s has received more than $100,000 in direct compensation from Chico’s during any twelve-month period within the last three years.

•	The director or an immediate family member of the director is a current partner of Chico’s internal or external auditor.

•	The director is a current employee of Chico’s internal or external auditor.

•	An immediate family member of the director is a current employee of Chico’s internal or external auditor and works in the auditor’s audit, assurance, or tax compliance practice.

•	Within the last three years, the director or immediate family member of the director was a partner or employee of Chico’s internal or external auditor and personally worked on Chico’s audit.

•	The director or immediate family member of the director is, or has been within the last three years, employed as an executive officer of another company where any of Chico’s present executive officers at the same time serves or served on the other company’s compensation committee.

•	The director is a current employee, or an immediate family member of the director is a current executive officer, of a company that has made payment to, or received payments from, Chico’s for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1,000,000 or 2% of the other company’s consolidated gross revenues.

As a result of this review, and based on information furnished by all members of the Board regarding their relationships with the Company and research conducted by management with respect to outside affiliations, the Board affirmatively determined that seven of the eleven current directors, Ms. Gibson, Mr. Roeder, Mr. Burden, Ms. Atkins, Mr. Mitchell, Mr. Walker and Mr. Weiss are independent of the Company and its management under the independence standards set forth in the Guidelines, under the NYSE independence standards and under the independence standards set forth in Rule 10A-3 under the Securities Exchange Act of 1934. As a result of this review and this process, the Board also affirmatively determined that the Audit, Compensation and Benefits, and Corporate Governance and Nominating Committees are all comprised entirely of independent directors. In addition, members of the Compensation and Benefits Committee meet the additional standards applicable to “outside directors” under Internal Revenue Code Section 162(m) and qualify as “non-employee directors” as defined in Rule 16b-3 under the Securities Exchange Act of 1934. Messrs. Edmonds and Kleman are considered inside directors because of their continued employment as senior executives of the Company. Mr. Gralnick and Ms. Gralnick are considered inside directors both because of their prior employment as senior executives of the Company and because of their continuation as at-will employees from and after early March 2004.

Code of Ethics

The Company has a Code of Ethics, which is applicable to all employees of the Company, including the principal executive officer, the principal financial officer and the principal accounting officer, and to all the directors. The Code of Ethics is available under the Investor Relations portion of the Company’s website (www.chicos.com). The Company intends to post amendments to or waivers from its Code of Ethics (to the extent applicable to the Company’s chief executive officer, principal financial officer, principal accounting officer or its directors) at this location on its website. No waivers have been granted under the Code of Ethics.

Communications to Non-Management Directors

Stockholders and other parties interested in communicating with the lead director or with the other non-management directors as a group may do so by writing to Lead Director, Chico’s FAS, Inc., 11215 Metro Parkway, Ft. Myers, Florida 33912. Letters addressed to the lead director or any of the other non-management directors will be routed to the Secretary who will review all such correspondence, will keep a file with copies of such correspondence (including a log thereof), will regularly forward such correspondence that, in the opinion of the Secretary, deals with the functions of the Board or committees thereof or that he otherwise determines requires their attention and may also provide each of the board members with summaries of all such correspondence. Directors may at any time review the file of such correspondence or the log of such correspondence and may request copies of any such correspondence.

A separate process has been established for dealing with concerns relating to accounting, internal controls or auditing matters. Stockholders and other parties interested in communicating about any of these particular matters may alternatively submit such communications by calling in such report to a third party hotline that has been established by the Board of Directors (1-888-361-5813) and such reports will immediately be brought directly to the attention of the chair of the Company’s Audit Committee and separately to the head of the Company’s internal audit department. If instead a communication relating to accounting, internal controls or auditing matters is received in writing by the Company, the Secretary will promptly forward such written correspondence to the chair of the Company’s Audit Committee and separately to the head of the Company’s internal audit department. These particular reports, whether received through the hotline or in writing, will be handled in accordance with procedures established by the Company’s Audit Committee.

Director Attendance at Annual Meeting

The Company has no policy with regard to Board members’ attendance at stockholders’ annual meetings; however, it has been the custom for Chico’s directors to attend the annual meeting of stockholders. Seven of the nine then Directors attended the annual meeting in June 2005.

Committees of the Board

The Board of Directors has a standing Corporate Governance and Nominating Committee, Audit Committee, Compensation and Benefits Committee, and Executive Committee. The current charters of the Corporate Governance and Nominating, Audit, and Compensation and Benefits Committees, as well as Chico’s Corporate Governance Guidelines and Code of Ethics are available under the Investor Relations portion of the Company’s website (www.chicos.com). Chico’s stockholders may obtain printed copies of these documents by writing to Chico’s FAS, Inc. Corporate Governance, 11215 Metro Parkway, Ft. Myers, Florida 33912.

Corporate Governance and Nominating Committee

The Corporate Governance and Nominating Committee held two meetings during the fiscal year ended January 28, 2006. The Corporate Governance and Nominating Committee is responsible for developing and implementing policies and practices relating to corporate governance, including reviewing and monitoring implementation of the Company’s Corporate Governance Guidelines. In addition, its principal responsibilities from the perspective of its role as a nominating committee are to interview, evaluate, nominate, and recommend individuals for membership on the Company’s Board of Directors and committees thereof, and to evaluate and provide input with respect to individuals to be elected as officers of the Company by the Board of Directors. The Committee also prepares and supervises the Board’s annual review of director independence and the Board’s performance self-evaluation. On June 20, 2005, the Board voted to amend the charter of this Committee. The charter of the Corporate Governance and Nominating Committee is available under the Investors Relations portion of the Company’s website (www.chicos.com).

All of the members of the Corporate Governance and Nominating Committee have been determined to be independent within the meaning of the listing standards of the New York Stock Exchange and the Company’s Corporate Governance Guidelines.

Audit Committee

The Audit Committee held six meetings during the fiscal year ended January 28, 2006. The Audit Committee’s principal responsibilities are to assist the Board in its general oversight of Chico’s financial reporting, internal controls, ethics compliance, and audit functions. The Committee is directly responsible for the appointment, compensation, and oversight of the work of the Company’s independent certified public accountants, reviews the annual financial results and the annual audit of the Company’s financial statements and approves the Form 10-K, reviews the Company’s quarterly financial results and approves the Form 10-Q, and meets with the independent accountants and the director of the Company’s internal audit department from time to time in order to review the Company’s internal controls and financial management practices. During each fiscal year, at least one (and usually more) of the meetings between the Audit Committee and the independent accountants is held separately without management present. The Audit Committee has established policies and procedures for the engagement of the independent accountants to provide permissible non-audit services, which includes pre-approval of all permissible non-audit services to be provided by the independent accountants. The Audit Committee has the authority to hire its own outside legal and other advisors. In June 2005, the Board of Directors voted to amend the charter of this Committee. A copy of the amended charter is included as Appendix A to this proxy statement, and is available under the Investors Relations portion of the Company’s website (www.chicos.com).

All members of the Audit Committee have been determined to be independent within the meaning of the listing standards of the New York Stock Exchange and the Company’s Corporate Governance Guidelines. Federal regulations require the Board to determine if a member of its Audit Committee is an “Audit Committee Financial Expert.” According to these regulations, an audit committee member can be designated an Audit Committee Financial Expert only when the audit committee member satisfies five specified qualification requirements, including experience in (or “experience actively supervising” others engaged in) preparing, auditing, analyzing, or evaluating financial statements presenting a level of accounting complexity comparable to what is encountered in connection with the Company’s financial statements. The regulations further require such qualifications to have been acquired through specified means of experience or education. The Board has determined that Mr. Walker, the chair of the Audit Committee, and Mr. Mitchell, are each qualified as an Audit Committee Financial Expert within the meaning of the SEC regulations, and that each of them has accounting and related financial management expertise within the meaning of the listing standards of the New York Stock Exchange. Although the Board of Directors has determined that these individuals have the requisite attributes defined under the rules of the SEC, their responsibilities are generally the same as those of the other Audit Committee members. The Audit Committee members are not auditors or accountants for the Company, do not perform “field work” and are not full-time employees of any audit firm. The SEC has determined that an audit committee member who is designated as an audit committee financial expert will not be deemed to be an “expert” for any purpose as a result of being identified as an audit committee financial expert. See the Audit Committee Report on page 17 for further information.

Compensation and Benefits Committee

The Compensation and Benefits Committee held two meetings during the fiscal year ended January 28, 2006 and regularly acts by written consent. The principal responsibilities of the Compensation and Benefits Committee are to review and make recommendations to the Board of Directors concerning the compensation of all officers of the Company; to review and make recommendations with respect to the Company’s existing and proposed compensation and bonus plans, and to serve as the committee responsible for administering the Company’s 1993 Stock Option Plan, Amended and Restated 2002 Employee Stock Purchase Plan, 2002 Omnibus Stock and Incentive Plan, Deferred Compensation Plan and the 2005 Cash Bonus Incentive Plan. In June 2005, the Board voted to amend the charter of this Committee. The charter of the Compensation and Benefits Committee is available under the Investors Relations portion of the Company’s website (www.chicos.com).

All of the members of the Compensation and Benefits Committee have been determined to be independent within the meaning of the listing standards of the New York Stock Exchange and the Company’s Corporate Governance Guidelines. See the Compensation and Benefits Committee Report on page 19 for further information.

Executive Committee

The Executive Committee serves primarily as a means for taking action requiring Board approval between regularly scheduled meetings of the Board. The Executive Committee is authorized to act for the full Board on matters other than those specifically reserved by Florida law to the Board. In practice, the Committee’s actions are generally limited to more routine matters such as the authorization of ordinary-course corporate credit facilities and borrowings. The Executive Committee held one meeting during the fiscal year ended January 28, 2006 and may, from time to time, act by written consent.

Identifying and Evaluating Nominees for the Director Positions

Responsibility for Selection of Director Candidates

The Board is responsible for selecting director candidates. The Board has delegated the screening process to the Corporate Governance and Nominating Committee, with the expectation that other members of the Board and executives will be asked to take part in the process as appropriate. Candidates recommended by the Corporate Governance and Nominating Committee are subject to approval by the Board.

Stockholder Nominees

The policy of the Corporate Governance and Nominating Committee is to consider written recommendations from stockholders for positions on the Board of Directors. A stockholder who wishes to recommend a prospective nominee for the Board should notify the Secretary of the Company or any member of the Corporate Governance and Nominating Committee in writing with whatever supporting material the stockholder considers appropriate, including the nominee’s name and qualifications for Board membership. In evaluating such nominations, the Corporate Governance and Nominating Committee seeks to address the criteria set forth under “Director Criteria” and “Director Obligations” below. The Corporate Governance and Nominating Committee will also consider whether to nominate any person nominated by a stockholder pursuant to the provisions set forth in the Amended and Restated Articles of Incorporation of the Company relating to stockholder nominations. See — “Stockholder Proposals for Presentation at the 2007 Annual Meeting” on page 37 for further information. The Company received no stockholder nominations in 2005.

Identifying and Evaluating Nominees for Director Positions

The Corporate Governance and Nominating Committee utilizes a variety of methods for identifying and evaluating nominees for director positions. The Committee regularly assesses the appropriate size of the Board, and whether any vacancies on the Board are expected due to retirement or otherwise. In the event that vacancies are anticipated, or otherwise arise, the Committee considers various potential candidates for the director positions. Candidates may come to the attention of the Committee through current Board members, current management, professional search firms, stockholders (as described above) or other persons. Once the Committee has identified a prospective nominee, it will make an initial determination as to whether to conduct a full evaluation of the candidate. This initial determination is based on whatever information is provided to the Committee with the recommendation of the prospective candidate, as well as the Committee’s own knowledge of the prospective candidate, which may be supplemented by inquiries to the person making the recommendation or others. The preliminary determination is based primarily on the need for additional Board members to fill vacancies or expand the size of the Board and the likelihood that the prospective nominee can satisfy the applicable criteria for directors.

If the Committee determines, in consultation with the Chairman of the Board and other Board members, as appropriate, that additional consideration is warranted, it may ask Board members or engage third parties to gather additional information about the prospective nominee’s background and experience and to report the findings to the Committee. The Committee then evaluates the prospective nominee against the criteria set out in the Company’s

Corporate Governance Guidelines. The Committee also considers such other relevant factors as it deems appropriate, including the backgrounds, qualifications and skills of existing Board members, the balance of management and independent directors, the need for Audit Committee expertise, and the Committee’s evaluation of other prospective nominees.

In connection with this evaluation, the Committee determines whether to interview the prospective nominee, and if warranted, the Chair of the Committee, one of the other independent directors, as well as the Chief Executive Officer, and others as appropriate, interview prospective nominees in person or by telephone. After completing these evaluations and interviews, the Committee deliberates and makes a recommendation to the full Board as to the persons who should be nominated by the Board, and the Board determines the nominees after considering the recommendation and report of the Committee.

Director Criteria

The Company’s Corporate Governance Guidelines, which are available under the Investors Relations portion of the Company’s website (www.chicos.com), set forth the criteria that apply to Board candidates. The Corporate Governance and Nominating Committee is responsible for reviewing with the Board the requisite skills and characteristics of new Board candidates in the context of the then current composition of the Board. This assessment includes experience in industry, finance, administration, operations and marketing, as well as diversity. Director candidates should be able to provide insights and practical wisdom based on their experience and expertise. Service on other boards and other commitments are considered by the Corporate Governance and Nominating Committee when reviewing Board candidates.

Director Obligations

Directors are expected to prepare for, attend and participate in Board meetings and meetings of the committees of the Board of Directors on which they serve, to ask direct questions and require straight answers, and to spend the time needed and meet as frequently as necessary to properly discharge their responsibilities and duties as directors. Each Board member is expected to ensure that other existing and planned future commitments do not materially interfere with the member’s service as a director.

Compensation of Directors

Base Compensation and Benefits.  Each non-management director receives an annual retainer of $40,000, and an additional $1,000 for each board and committee meeting attended, whether in person or by telephone. Each non-management director who serves as a committee chair for the Audit and Compensation and Benefits Committees receives an additional annual retainer of $20,000, all other Committee chairs receive an additional annual retainer of $10,000, and the lead director receives an additional annual retainer of $20,000. Since March 1, 2004, Mr. Gralnick and Ms. Gralnick have been counted as being within the group of non-management directors as a result of their retirement as officers of the Company. All directors are also entitled to reimbursement of their reasonable out-of-pocket expenses for attendance at board and committee meetings. Non-employee directors may also elect to participate in the Company’s health insurance program with coverage provided for the director and his or her dependents and with the cost thereof paid by the Company. During the last fiscal year, Ms. Gibson and Ms. Atkins participated in this program.

Stock Options and Restricted Stock.  Each year following the annual meeting of stockholders, each continuing non-employee director receives an automatic grant of stock options to purchase 10,000 shares of common stock. In the fiscal year ended January 28, 2006, Ms. Gibson, Ms. Atkins, Mr. Burden, Mr. Roeder, Mr. Mitchell, Mr. Gralnick and Ms. Gralnick each received automatic grants under the Company’s 2002 Omnibus Stock and Incentive Plan for 10,000 shares. Each such option grant, which vested in full on December 21, 2005, has a ten-year term, and permits the holder to purchase shares at their fair market value on the date of grant, which in the case of these particular stock options was $35.16.

Each new non-employee director receives 10,000 options upon election or appointment. Messrs. Walker and Weiss, upon their appointment to the Board of Directors each received a grant of 10,000 options under the

Company’s 2002 Omnibus Stock and Incentive Plan. Mr. Walker’s stock options vest in full on the date of the Company’s 2006 Annual Meeting of Stockholders, and Mr. Weiss’ stock options vest in full on the date of the Company’s 2007 Annual Meeting of Stockholders, and each has a ten-year term and permits the holder to purchase shares at the fair market value on their date of grant, which in the case of Mr. Walker’s stock options was $34.75 and in the case of Mr. Weiss’ stock options was $37.90.

Ms. Gibson, Ms. Atkins, Mr. Burden, Mr. Roeder, Mr. Mitchell, Mr. Walker, Mr. Weiss, Mr. Gralnick and Ms. Gralnick may occasionally receive additional option grants or restricted stock awards at the discretion of the Board of Directors under the Company’s 2002 Omnibus Stock and Incentive Plan. On January 31, 2005, each of Mr. Gralnick, Ms. Gralnick, Ms. Gibson, Ms. Atkins, Mr. Burden, Mr. Roeder and Mr. Mitchell were granted 2,500 shares of restricted stock, which award vested 1/3 on January 31, 2006 and is scheduled for further 1/3 vesting on each of January 31, 2007 and January 31, 2008. As a result of the Company’s 2 for 1 stock split distributed in February 2005, the number of shares represented by each such restricted stock award increased to 5,000 shares, with no change in the overall vesting schedule.

Non-Employee Director Compensation Table

The following table provides information on the compensation for non-employee directors for the fiscal year ended January 28, 2006.

		Board /
		Committee	Committee			Restricted
	Annual Cash	Meeting	Chair	Total		Stock	Option	All Other
	Retainer	Fees	Fees	Cash Fees		Awards	Awards	Compensation
Director	($)	($)	($)	($)		(#)	(#)	($)(2)

Marvin J. Gralnick	40,000	7,000	—	47,000	(1)	5,000	10,000	—
Helene B. Gralnick	40,000	7,000	—	47,000	(1)	5,000	10,000	—
Verna K. Gibson	40,000	14,000	25,000	79,000		5,000	10,000	6,500
Ross E. Roeder	40,000	11,000	5,000	56,000		5,000	10,000	—
John W. Burden, III	40,000	14,000	10,000	64,000		5,000	10,000	—
Betsy S. Atkins	40,000	12,000	10,000	62,000		5,000	10,000	8,000
Stewart P. Mitchell	40,000	12,000	8,300	60,300		5,000	10,000	—
David F. Walker	20,000	5,000	1,700	26,700		—	10,000	—
Michael A. Weiss	16,000	4,000	—	20,000		—	10,000	—

(1)	Does not include compensation paid as consulting employees of the Company.

(2)	Comprised of Company-paid premiums for health insurance coverage.

Indemnification.  We indemnify our directors and certain of our officers to the fullest extent permitted by law so that they will serve free from undue concern that they will not be indemnified. This is authorized under our By-laws, and accordingly we have signed agreements with each of those individuals contractually obligating us to provide this indemnification to them.

2.  PROPOSAL TO RATIFY THE APPOINTMENT OF ERNST & YOUNG LLP
AS INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS -
 ITEM TWO ON YOUR PROXY CARD

Appointment Proposed for Ratification

Based on the recommendation of the Company’s Audit Committee, the Company has selected Ernst & Young LLP (“E&Y”) as its independent certified public accountants for the current fiscal year ending February 3, 2007 (fiscal 2006), subject to ratification of such appointment by the stockholders. Ratification of the Company’s independent certified public accountants is not required by the Company’s By-Laws or otherwise, but the Board of Directors has decided to seek such ratification as a matter of good corporate practice. E&Y has audited the accounts of the Company since first being engaged by the Company effective July 1, 2002. Representatives of E&Y are expected to be present at the Annual Meeting. They will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions by stockholders.

We have been advised by E&Y that neither the firm, nor any member of the firm, has any financial interest, direct or indirect, in any capacity in the Company or its subsidiaries.

The persons named in the enclosed form of proxy intend, unless otherwise directed, to vote such proxy “FOR” ratification of the appointment of Ernst & Young LLP as independent certified public accountants for the period specified. If the stockholders do not ratify this appointment, other certified public accountants will be considered by the directors upon recommendations of the Audit Committee.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS FOR THE PERIOD SPECIFIED. The appointment will be ratified if the number of votes cast “FOR” ratification of the appointment by holders entitled to vote exceeds the number of votes cast opposing the ratification of the appointment.

Fees to Independent Accountants

The following table presents fees for professional services rendered by E&Y for the audit of the Company’s annual financial statements for fiscal 2005 (ended January 28, 2006) and fiscal 2004 (ended January 29, 2005) and fees billed for audit-related services, tax services and all other services rendered by E&Y for fiscal 2005 and fiscal 2004.

	Fiscal 2005	Fiscal 2004

Audit Fees	$630,620	$856,502
Audit-Related Fees	9,360	16,220
Tax Fees	71,074	246,090
All Other Fees	-0-	-0-

Audit Fees

Fees for audit services include fees associated with the annual audits, the reviews of the Company’s quarterly reports on Form 10-Q and other SEC filings and audit consultations and the Sarbanes-Oxley Section 404 attestation.

Audit-Related Fees

Fees for audit-related services in fiscal 2005 principally relate to fees incurred for due diligence. For fiscal 2004, such fees principally related to the audit of The White House Employee Savings and Retirement Plan.

Tax Fees

Fees for tax services in fiscal 2005 principally related to transfer pricing services and review of the Company’s federal and state income tax returns. For fiscal 2004, fees for tax services include fees associated with tax compliance preparation services and tax advice and planning, including tax planning for federal taxes and state and local taxes.

All audit-related services, tax services and other services in fiscal 2005 were pre-approved by the Audit Committee, which concluded that the provision of such services by E&Y was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions. The Audit Committee’s outside auditor independence policy provides for pre-approval of audit, audit-related and tax services specifically described by the Audit Committee on an annual basis and, in addition, individual engagements anticipated to exceed pre-established thresholds must be separately approved. The policy authorizes the Committee to delegate to one or more of its members pre-approval authority with respect to permitted services.

AUDIT COMMITTEE REPORT

The following report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this report by reference therein.

The Audit Committee consists of four directors and operates under a written charter adopted by the Board of Directors. The Audit Committee’s charter was revised in fiscal 2005 and the full text of the revised charter is attached to this proxy statement as Appendix A and is also available under the Investor Relations portion of the Company’s website (www.chicos.com). The current members of the Audit Committee are David F. Walker (Chair), Stewart P. Mitchell, Verna K. Gibson, and Michael A. Weiss. Each member of the Audit Committee is independent in the judgment of the Company’s Board of Directors, as required by the listing standards of The New York Stock Exchange and as set forth in the Company’s Corporate Governance Guidelines. The Audit Committee is responsible for selecting, engaging and negotiating fee arrangements with the Company’s independent accountants with input from the Company’s Board and management. Management is responsible for the Company’s internal controls and the financial reporting process. The independent accountants are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with auditing standards generally accepted in the United States and for expressing an opinion thereon. The Audit Committee’s responsibility is to monitor and oversee these processes. In this context, the Audit Committee has met and held discussions with management, the internal auditors and the independent registered public accountants.

The Sarbanes-Oxley Act of 2002 and regulations issued thereunder added a number of provisions to federal law to strengthen the authority of, and increase the responsibility of, corporate audit committees. Related rules concerning audit committee structure, membership, authority and responsibility have been promulgated by The New York Stock Exchange.

The Audit Committee members are not professional accountants or auditors, and their functions are not intended to duplicate or to certify the activities of management and the independent registered public accountants, nor can the Audit Committee certify that the independent registered public accountants are “independent” under applicable rules. The Audit Committee serves a board-level oversight role, in which it provides advice, counsel and direction to management, internal auditors, and the independent registered public accountants on the basis of several factors, including the information it receives, discussions with management, internal auditors, and the independent registered public accountants, and the experience of the Audit Committee’s members in business, financial and accounting matters.

As part of its oversight of the Company’s financial statements, the Audit Committee reviews and discusses with both management and the Company’s independent registered public accountants all annual and quarterly financial statements prior to their issuance. The Audit Committee reviewed and discussed the audited consolidated financial statements of the Company as of and for the year ended January 28, 2006, with management, the internal auditor and the Company’s independent registered public accountants. With respect to fiscal 2005, management advised the Audit Committee that each set of the Company’s consolidated financial statements reviewed had been prepared in accordance with accounting principles generally accepted in the United States, and reviewed significant accounting and disclosure issues with the Audit Committee. Discussions regarding the Company’s audited financial statements included the independent registered public accountants’ judgments about the quality, not just the acceptability, of the Company’s accounting principles and underlying estimates used in the Company’s financial statements, as well as other matters, as required by Statement on Auditing Standards (SAS) No. 61 (Communication with Audit Committees), as amended by SAS No. 90 (Audit Committee Communications) and by the Audit Committee’s charter. The Company’s independent registered public accountants also provided to the Committee the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Committee discussed with the independent registered public accountants that firm’s independence and satisfied itself as to that firm’s independence.

In addition, the Audit Committee reviewed key initiatives and programs aimed at strengthening the effectiveness of the Company’s internal and disclosure control structure. As part of this process, the Audit Committee continued to monitor the scope and adequacy of the Company’s internal auditing program, reviewing staffing levels and steps taken to implement recommended improvements in internal procedures and control.

Based upon the Audit Committee’s discussion with management, the internal auditor, and the independent registered public accountants, the Audit Committee’s review of the representations of management, and the report of the independent registered public accountants to the Audit Committee, and subject to the limitations on the role and responsibilities of the Audit Committee described above and in the Committee’s charter, the Audit Committee recommended that the Board of Directors approve the inclusion of the Company’s audited consolidated financial statements in the Company’s annual report on Form 10-K filed with the Securities and Exchange Commission as of and for the fiscal year ended January 28, 2006.

MEMBERS OF THE AUDIT COMMITTEE

David F. Walker, Chair
Verna K. Gibson
Stewart P. Mitchell
Michael A. Weiss

COMPENSATION AND BENEFITS COMMITTEE REPORT

The following report of the Compensation and Benefits Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this report by reference therein.

Overview and Philosophy

The Compensation and Benefits Committee is currently composed of four members, each of whom is an independent director of the Company. The Committee provides overall guidance on the Company’s compensation and benefits philosophy. In addition, the Committee approves and monitors the Company’s

•	executive compensation and benefits programs

•	executive employment agreements

•	stock option and stock incentive plans

•	401(k) plan with optional profit sharing feature

•	stock purchase plan for employees

•	deferred compensation plan

The primary objectives of the Committee are to ensure that the Company’s executive compensation and benefits program

•	reflects the Company’s unique, entrepreneurial, customer-focused orientation

•	is competitive with other profitable, growing specialty retail companies

•	safeguards the interests of the Company and its stockholders

•	is effective in driving performance to achieve financial goals and create stockholder value

•	fosters teamwork on the part of management

•	is cost-effective and fair to employees, management, and stockholders

•	is well communicated and understood by program participants

The Company’s executive compensation policies are designed to attract, motivate, and retain highly qualified executive officers, in an increasingly competitive environment who can enhance stockholder value, and to support a performance-oriented environment that rewards achievement of the Company’s planned financial goals. The Committee meets periodically during each fiscal year to review the Company’s existing compensation and benefits programs and to consider modifications that seek to provide a direct relationship between executive compensation and sustained corporate performance.

The Company compensates its executive officers through three principal types of compensation: annual base salary, semi-annual incentive bonuses, and long-term incentive awards through stock options or restricted stock, or both. The Company, as a matter of policy, places substantial emphasis on incentive bonuses and long-term stock-based awards since these two forms of compensation are viewed as very effective at correlating executive officer compensation with corporate performance and increases in stockholder value.

In addition to the three types of compensation just mentioned, executive officers are eligible to participate in the Company’s Employee Stock Purchase Plan and Deferred Compensation Plan.

Base Salary

The annual base salary of each executive officer is based on the scope of his or her responsibility and accountability within the Company, as well as on performance and experience criteria. In addition, the Committee considers salary and other compensation arrangements of other specialty retailers of similar size and similar growth to determine appropriate levels required to attract, motivate, and retain the most qualified management personnel.

The Committee believes that the Company’s most direct competitors for executive talent are not necessarily all of the companies that would be included in a peer group established to compare stockholder returns. Thus, the compensation peer group is not the same as the peer group index in the “Comparison of Cumulative Total Return” graph included in this proxy statement.

The Committee, upon the recommendation of the Chief Executive Officer, determines and makes final decisions regarding base salary of executives on an annual basis. The Committee recognizes that, to some degree, the determination of an executive officer’s base salary involves subjective considerations.

The Committee sets the Chief Executive Officer’s salary. In doing so, the Committee retains outside, independent consultants to benchmark CEO compensation against certain comparative companies. The Committee works with these consultants and the Company’s Senior Vice President — Human Resources to determine the appropriate base salary.

Incentive Bonuses

A significant component of an executive officer’s total cash compensation consists of an incentive bonus, which is intended to make the executive’s compensation dependent on the Company’s performance and to provide executive officers with incentives to achieve Company goals, increase stockholder value, and work as a team.

In January 2005, the Committee took two steps with respect to the Company’s cash incentive bonus program for its management personnel. First, a more formal Cash Bonus Incentive Plan was adopted. Second, in addition to setting forth a more formal description of the Company’s historic incentive bonus program based on achieving specified earnings per share goals, the Plan added the potential for a supplemental cash bonus for all of the Company’s executive officers and other key officers based on the Company’s achieving objectives in excess of the planned objectives.

In fiscal 2005, bonuses were generally determined pursuant to the Cash Bonus Incentive Plan, with the base bonuses based on the Company’s earnings per share performance measured against a targeted earnings per share goal, which goal is part of the Company’s overall plan. The supplemental bonuses were based on achieving predetermined increases above the overall plan with respect to the consolidated Company’s or the Company’s subsidiaries (as applicable) operating margins and comparable same store sales percentages for the fiscal year. The targeted earnings per share goal and the targeted increases to operating margins and comparable same store sales percentages, as well as the overall plan, was reviewed and approved by the Committee in the early part of fiscal 2005. To encourage high levels of performance, the targeted earnings per share goal was established at a level which was intended to encourage, among other things, an aggressive growth in operating margin, sales and comparable store sales percentages.

Under the bonus program that was in effect in fiscal 2005, each executive had a bonus target expressed as a percentage of his or her base salary. Maximum bonus targets for the executive officers ranged from 60% to 200% of base salary. Bonuses were awarded midway through the fiscal year and at year end. Based on the earnings per share level that was achieved in fiscal 2005 coupled with the achievement of the other performance measures that served as a basis for determining the supplemental bonus, the Company’s executive officers were awarded a total of approximately $9.1 million in bonuses for the fiscal year. This represented achievement of earnings per share performance in excess of the targeted earnings per share goal and increases to operating margins and comparable same store sales percentages in excess of those contained in the overall plan approved for the year.

In fiscal 2006, bonuses will generally be determined pursuant to the Cash Bonus Incentive Plan, with the bonuses based on multiple performance measures depending on an executive’s functional responsibilities as well as performance measures which are a part of the Company’s overall financial plan. The targeted performance measures for each executive, as well as the overall financial plan, are reviewed and approved by the Committee prior to or promptly following the start of each fiscal year, with further mid-year reviews if and when determined necessary. To encourage high levels of performance, the performance measures are focused, in part, on areas that each executive can influence as well as the overall plan and are established at a level which stimulates, among other things, growth in sales, comparable store sales percentages, gross margin, operating margin, and earnings per share and aligns the executive’s bonus compensation with the stockholders’ interests. Each executive is to have an assigned bonus target expressed as a percentage of his or her base salary. Maximum bonus targets for executive officers are intended to range from 85% to 240% of base salary. Actual bonus awards can range from 0% to 240% of target, depending on performance against the pre-established performance measures. Thus, if the Company were unable to achieve its minimum performance measures, then no bonuses would be awarded.

Deferred Compensation Plan

The Company has adopted an unfunded, nonqualified plan that permits executive officers to defer current compensation for retirement savings. Pursuant to the deferred compensation plan, participants may defer all or a portion of qualifying remuneration payable by the Company. A book account is then maintained for each such executive officer in which there is an accounting of such deferred compensation and deemed earnings thereon based upon selection of deemed investment options by the executive officer. In accordance with the terms of the plan, the deferral must be placed in a “rabbi” trust. This trust arrangement offers a degree of assurance for ultimate payment of benefits without causing constructive receipt of the deferral or earnings thereon for income tax purposes. The assets in the trust remain subject to the claims of creditors of the Company and are not the property of the executive officer.

Long Term Stock Based Compensation

The Committee believes that providing key employees, including executive officers, with the opportunity to acquire stock ownership and the potential to realize growth in stock value over time is the most desirable way to align their interests with those of the Company’s stockholders. Stock options and restricted stock awarded under the Company’s 1993 Stock Option Plan and the 2002 Omnibus Stock and Incentive Plan, provide an incentive that focuses the attention of executive officers on managing the Company from the perspective of an owner with an equity interest in the business. In addition, stock based compensation has been and continues to be a key part of the Company’s program for motivating and rewarding managers over the long term. The Company currently intends to continue to have stock based compensation serve as an important part of the compensation program for key employees. Stock based compensation that has been and that may in the future be granted to key employees, including stock options and restricted stock previously issued and awards that may be granted under the 2002 Omnibus Stock and Incentive Plan, is tied to future performance of the Company’s common stock and will provide increased value as the price of the Company’s common stock increases.

The Committee, upon the recommendation by the Chief Executive Officer, has in the past determined and made, and expects to continue to determine and make, final decisions regarding stock based awards. Such factors as performance and responsibilities of individual managers and the management team as a whole, as well as general industry practices, play an integral role in the determination of the number of stock options, number of shares of restricted stock and/or number of restricted stock units awarded to a particular senior executive. In determining the size of the individual award of stock options, restricted stock and/or restricted stock units, the Compensation Committee also considers the amount of stock based awards outstanding and previously granted, the amount of stock based awards remaining available for grant under the Stock Plans, the aggregate amount of current awards, and the amount necessary to retain qualified management.

In accordance with its business strategy and compensation philosophy, in fiscal 2005, as in years past, the Company granted stock options to a significant number of employees in managerial positions to afford them an opportunity to participate in the Company’s future growth and to focus them on the contributions which are necessary for the financial success and business growth of the Company and, thereby, the creation of value for its stockholders. In the fiscal year ended January 28, 2006, (i) a total of 1,639,680 stock options were granted to employees including 812,500 stock options that were awarded to senior executives and (ii) a total of 94,800 shares of restricted stock were awarded to senior executives.

Stock options have typically been awarded each year based on an assessment of each recipient’s ongoing contribution to overall corporate performance. In fiscal 2005, the Company decided on a going forward basis to award restricted stock or a combination of restricted stock and stock options, again based in such assessment of such recipient’s contribution. Thus, it is contemplated that stock options, restricted stock and other stock based awards will continue to be awarded on a similar basis and following a similar process. As a means to encourage the recipient of a stock based award to remain in service with the Company, stock based awards vest over time. Most stock options granted to key employees in the past vest in equal amounts over a period of three years from the date of grant. All stock options have exercise prices at least equal to the market value of the Company’s stock on the date of grant. The restricted stock granted to senior executives as part of the fiscal 2005 compensation vests 100% at the end of three years from the date of grant. In early fiscal 2006, the Company decided to change the vesting for future restricted stock awards such that the restricted stock vests in equal amounts over a period of three years from the date of grant.

401(k) Plan and Stock Purchase Plan for Employees

In 1992, the Company adopted a profit sharing plan to provide a means for all eligible employees at all levels of the Company to share in the Company’s profits and accumulate retirement savings. Effective January 1, 1999, the Company incorporated a 401(k) feature into its profit sharing plan as a further means for all eligible employees at all levels of the Company to accumulate retirement savings. Under the 401(k) aspect of the plan, eligible employees can elect to defer up to 50% of their respective compensation and have it contributed to the plan. The Company is obligated to match a portion of the deferral and can elect to make additional contributions over and above the mandatory match, based on the amount it deems appropriate in light of the results of the Company’s operations for the respective year. During the fiscal year ended January 28, 2006, the Company’s aggregate matching contributions, including both mandatory and additional matching contributions, were approximately $1.8 million.

In 2002, the Company adopted a new stock purchase plan (replacing its 1993 stock purchase plan) to continue to provide all eligible employees at all levels an opportunity to become stockholders of the Company. This plan is viewed as an effective way to help align the interest of all employees with those of the Company’s stockholders. As an inducement, eligible employees may purchase shares of stock in the Company during each exercise period at a 15% discount to the value of the stock. This plan was amended and restated in 2004 to address certain technical amendments.

Compensation for the Chief Executive Officer for the Fiscal Year Ended January 28, 2006

The general policies described above for the compensation of the executive officers also apply to the compensation approved by the Committee with respect to the compensation for Mr. Edmonds, who has served as the Company’s Chief Executive Officer since September 3, 2003.

Under a new employment agreement that was effective September 2003 commensurate with his appointment to the position of Chief Executive Officer and that currently extends through March 1, 2007, Mr. Edmonds’ annualized base salary was increased to $1,000,000 for fiscal 2005. For the fiscal year ended January 28, 2006, Mr. Edmonds also was awarded an aggregate bonus of $2,400,000, as a result of the Company having reached certain targeted performance incentive goals. The Compensation Committee awarded him 187,500 stock options in fiscal 2005 to recognize his leadership efforts and the Company’s very strong financial performance. For fiscal 2005, in keeping with the Committee’s change in philosophy relative to equity based compensation, the Committee also awarded him 21,000 shares of restricted stock, again in recognition of his continued leadership efforts and the Company’s continued strong financial performance.

The compensation for Mr. Edmonds was based on industry comparisons as well as on the Company’s performance over the most recent years, as reflected in the Company’s Annual Report to Stockholders that accompanies this proxy statement. Under the leadership of Mr. Edmonds and the rest of the management team, total revenues for Chico’s increased from approximately $378 million in fiscal 2001 to approximately $1.4 billion for the fiscal year ended January 28, 2006. Between fiscal 2001 and the fiscal year ended January 28, 2006, income before income taxes grew from approximately $68 million to approximately $307 million, and net income grew from approximately $42 million to approximately $194 million.

Compliance with Internal Revenue Code Section 162(m)

The Committee has reviewed the applicability of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), which disallows a tax deduction for certain compensation in excess of $1 million in any one year paid by a public corporation to its chief executive officer or to any of its four other highest paid executive officers, unless certain specified and detailed criteria are satisfied. Nevertheless, the Committee has reserved the right to pay compensation to Company executives in amounts it deems appropriate regardless of whether such compensation is deductible for federal income tax purposes. The Committee believes providing the compensation it deems appropriate is more important to the Company than the potential loss of related compensation deductions.

During the fiscal year ended January 28, 2006, the compensation earned by each of the executive officers of the Company whose compensation is subject to Section 162(m) exceeded this threshold, although the extent of this excess was reduced because these executives elected to defer some of their respective earned compensation pursuant to and consistent with the Company’s deferred compensation plan. In future years, depending of course on the Company’s performance, the compensation earned by executive officers of the Company whose compensation is subject to Section 162(m) again can be expected to exceed this threshold. The Committee intends to periodically make a further review of the consequences of Section 162(m) and, depending upon the extent of applicability of this provision to the Company’s compensation arrangements and the specific amounts involved, may elect to structure certain performance-based portions of its executive officer compensation in a manner so as to comply with exemptions provided for in Section 162(m).

This report has been provided by the Compensation and Benefits Committee.

MEMBERS OF THE COMPENSATION
AND BENEFITS COMMITTEE

Ross E. Roeder, Chair
John W. Burden, III
Stewart P. Mitchell
Michael A. Weiss

PERFORMANCE GRAPH

The following graph compares the cumulative total return on the Company’s common stock with the cumulative total return of the companies in the Standard & Poor’s 500 Index and the Standard & Poor’s 500 Apparel Retail Index. Cumulative total return for each of the periods shown in the Performance Graph is measured assuming an initial investment of $100 on February 3, 2001 and the reinvestment of dividends.

Comparison of Cumulative Total Return

	2/3/2001	2/2/2002	2/1/2003	1/31/2004	1/29/2005	1/28/2006
Chico’s FAS, Inc.	$100	$192	$238	$482	$664	$1,105
S&P 500 Index	$100	$84	$65	$88	$93	$103
S&P 500 Apparel Retail Index	$100	$70	$63	$83	$99	$92

EXECUTIVE OFFICERS

The following table sets forth certain information regarding the Company’s executive officers.

			Years with
			the
Executive Officers	Age	Position	Company

Scott A. Edmonds	48	President, Chief Executive Officer and Director	12
Charles J. Kleman	55	Executive Vice President - Finance, Chief Financial Officer, Treasurer and Director	17
Patricia Murphy Kerstein	62	Executive Vice President - Chief Merchandising Officer	8
Mori C. MacKenzie	56	Executive Vice President - Chief Stores Officer	10
Charles L. Nesbit, Jr.	50	Executive Vice President - Chief Operating Officer	1
Gary A. King	48	Executive Vice President - Chief Information Officer	1
Patricia Darrow-Smith	44	Senior Vice President - General Merchandise Manager - White House	2
Michael J. Leedy	37	Senior Vice President - Chief Marketing Officer	*
Barry I. Shapiro	51	Senior Vice President - Distribution and Logistics	5
A. Alexander Rhodes	47	Senior Vice President - General Counsel and Secretary	3
Michael J. Kincaid	48	Senior Vice President - Finance, Chief Accounting Officer and Assistant Secretary	6

*	Joined the Company in April 2006

Non-Director Executive Officers

Patricia Murphy Kerstein is Executive Vice President-Chief Merchandising Officer for the Company. Ms. Murphy Kerstein has been with the Company since September 1997, when she was hired as the Senior Merchant. In April 1998, she was promoted to the position of General Merchandise Manager, in June 1999, she was promoted to Vice President -General Merchandise Manager, in August 2000, she was promoted to Senior Vice President - General Merchandise Manager, and in January 2003, Ms. Murphy Kerstein was promoted to Executive Vice President - Chief Merchandising Officer. From February 1987 until September 1997, Ms. Murphy Kerstein was Vice President of Merchandising and Director of Fashion for Doncaster and from October 1985 until February 1987 was Merchandiser and National Sales Manager for Caribou Sportswear. From 1981 until 1985, she held various positions including Divisional Merchandise Manager and Director of Fashion Coordination for Lane Bryant, a division of the Limited.

Mori C. MacKenzie is Executive Vice President - Chief Stores Officer for the Company. Ms. MacKenzie has been with the Company since October 1995, when she was hired as the Director of Stores. From June 1999 until October 2001, she served as Vice President - Director of Stores. In October 2001, Ms. MacKenzie was promoted to Senior Vice President - Stores, and effective February 2004 she was promoted to the position of Executive Vice President-Chief Stores Officer. From January 1995 until October 1995, Ms. MacKenzie was the Vice President of Store Operations for Canadians Corporation. From August 1994 until December 1994, she was the Vice President of Store Development for Goody’s Family Clothing. From April 1992 until August 1994, Ms. MacKenzie was the Vice President of Stores for United Retail Group (“URG”) and from August 1991 until April 1992 she was employed by Conston Corporation, a predecessor of URG. In addition, Ms. MacKenzie was Vice President-Stores for Park Lane from November 1987 until July 1991, and was Regional Director of Stores for the Limited, Inc. from June 1976 until October 1987.

Charles L. Nesbit, Jr. is Executive Vice President - Chief Operating Officer for the Company. Mr. Nesbit has been with the Company since August 2004, when he was hired as Senior Vice President-Strategic Planning and Business Development. He was promoted to Executive Vice President-Operations in April 2005 and to the

additional title of Chief Operating Officer in August 2005. Prior to joining the Company, Mr. Nesbit spent twenty years at the Sara Lee Corporation where he most recently served as a corporate vice president and Chief Supply Chain Officer for the corporation’s U.S. and Canada apparel operations. He served as President and Chief Executive Officer of Sara Lee Intimate Apparel, the largest intimate apparel company in the United States and Canada, from 1999 to 2003, and President and Chief Executive Officer of the Bali Company from 1996 to 1999.

Gary A. King is Executive Vice President-Chief Information Officer for the Company. Mr. King joined the Company in October 2004 after five years at Barnes & Noble, Inc. where he most recently served as Vice President, Chief Information Officer. From 1988 to 1999, Mr. King held various positions with Avon Products, Inc. including Vice President, Global Information Technology. From 1982 to 1987, Mr. King held various system management positions with Unisys Corporation and Burroughs Corporation.

Patricia Darrow-Smith is Senior Vice President-General Merchandise Manager-White House for the Company and President of White House|Black Market, Inc., a wholly owned subsidiary of the Company. Ms. Darrow-Smith joined the Company in September 2003 as Senior Vice President-Merchandising of The White House, Inc. as a result of the acquisition of The White House, Inc. by the Company. In April 2004, she was appointed Senior Vice President-General Merchandise Manager-White House for the Company. From 1986 to September 2003 Ms. Darrow-Smith served as the most senior merchandising executive of The White House, Inc., most recently as Executive Vice President, Merchandising. Ms. Darrow-Smith previously worked for the Hyatt Hotels Corporation.

Michael J. Leedy is Senior Vice President-Chief Marketing Officer for the Company. Mr. Leedy joined the Company in April 2006 after over ten years with American Eagle Outfitters, Inc., where he most recently served as Executive Vice President and Chief Marketing Officer. From 1993 to 1995, Mr. Leedy served as President of Method, Inc., a retail brand strategy firm providing consulting services to other retailers. From 1991 to 1993, Mr. Leedy held various positions with The Limited, Inc.

Barry I. Shapiro is Senior Vice President-Distribution and Logistics for the Company. Mr. Shapiro joined the Company in February 2001, as its Vice President-Outlet Strategies. From August 2002 until January 2004, Mr. Shapiro served as Senior Vice President - Pazo. His title was changed to Senior Vice President - Distribution and Logistics in January 2004. From 1997 to 2001, Mr. Shapiro was employed by Off Fifth Saks-Fifth Avenue Outlet as Senior Vice President-Stores and Operations. From 1990 to 1997, he held various positions with Ann Taylor Stores Corporation including Executive Vice President of Ann Taylor Loft and several other Senior Vice President positions with Ann Taylor. From 1989 to 1990, Mr. Shapiro was Store Manager-Operations with Abraham & Straus Department Stores, and from 1978 to 1989, Mr. Shapiro held various positions with Lord and Taylor Department Stores and with Macy’s.

A. Alexander Rhodes is Senior Vice President-General Counsel and Secretary for the Company. Mr. Rhodes joined the Company in January 2003 as its Intellectual Property Counsel, expanding his oversight of legal matters for the Company into several other areas until October 2004, when he was promoted to Vice President - Corporate Counsel and Secretary. In April 2006, Mr. Rhodes was promoted to Senior Vice President-General Counsel and Secretary. Mr. Rhodes graduated from the Stetson University College of Law in 1994. From 1997 through December 2002, Mr. Rhodes practiced law with the Annis Mitchell Cockey Edwards & Roehn and Carlton Fields law firms working primarily in the areas of commercial litigation and intellectual property.

Michael J. Kincaid is Senior Vice President-Finance, Chief Accounting Officer and Assistant Secretary for the Company. Mr. Kincaid has been with the Company since August 1999 when he was hired as Controller and Director of Finance. In October 2001, Mr. Kincaid was promoted to Vice President - Finance, in November 2003, Mr. Kincaid was promoted to the additional position of Chief Accounting Officer, in December 2004, Mr. Kincaid was elected to the additional position of Assistant Secretary, and in March 2005, was promoted to Senior Vice President-Finance. From 1991 to 1999, Mr. Kincaid was employed by Tractor Supply Company, most recently as Vice President-Controller, Treasurer and Secretary. From 1981 to 1991, he held various management and accounting positions with Cole National Corporation, Revco D.S., Inc. and Price Waterhouse.

Marvin J. Gralnick and Helene B. Gralnick are husband and wife. None of the other executive officers or directors are related to one another. There are no arrangements or understandings pursuant to which any officer was elected to office. Executive officers are elected by and serve at the discretion of the Board of Directors.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table provides information concerning the annual compensation of each of the named executive officers of the Company, as defined under the applicable Securities and Exchange Commission Rule, for services rendered to the Company in each of the Company’s last three fiscal years.

					Long Term
		Annual Compensation(1)			Compensation Awards
				Other	Securities
	Fiscal Year			Annual Com-	Underlying	Restricted	All Other Com-
Name and Principal Position	Ended	Salary($)	Bonus($)(2)	pensation($)(3)	Options(#)(4)	Stock($)(5)	pensation($)(6)

Scott A. Edmonds,	01/28/2006	996,153	2,400,000	—	187,500	$553,140	6,300
President and Chief	01/29/2005	898,975	1,080,000	—	200,000	—	6,300
Executive Officer	01/31/2004	656,757	662,500	—	450,000	—	6,000
Charles J. Kleman,	01/28/2006	547,116	1,155,000	—	75,000	$221,256	6,300
Executive Vice	01/29/2005	476,871	522,500	—	100,000	—	6,300
President - Finance,	01/31/2004	379,462	342,000	—	100,000	—	6,000
Chief Financial Officer
and Treasurer
Patricia Murphy Kerstein,	01/28/2006	621,154	1,312,500	—	100,000	$395,100	6,300
Executive Vice	01/29/2005	522,414	577,500	—	120,000	—	6,300
President - Chief	01/31/2004	423,193	382,500	—	100,000	—	6,000
Merchandising Officer
Mori C. MacKenzie,	01/28/2006	466,058	985,250	—	75,000	$221,256	6,300
Executive Vice	01/29/2005	397,234	440,000	—	80,000	—	6,300
President - Chief	01/31/2004	298,962	240,000	—	40,000	—	6,000
Stores Officer
James P. Frain,	01/28/2006	448,077	900,000	—	75,000	$221,256	—
Executive Vice	01/29/2005	369,926	900,000	—	60,000	—	—
President - Chief	01/31/2004	239,039	192,000	—	40,000	—	—
Marketing Officer(7)

(1)	Includes amounts that have been deferred at the election of the named executive officer.

(2)	Amounts in this column consist of certain bonuses including bonuses earned under the Cash Bonus Incentive Plan and the supplemental cash bonus incentive plan, which are linked to the Company’s performance. Amounts earned with respect to a particular fiscal year are accrued as expenses in such fiscal year. In addition, of the amounts shown for Mr. Frain for fiscal 2004, $500,000 represents a one time special bonus paid in May 2004 to recognize his special efforts and to secure an extended commitment to the Company into 2005.

(3)	In accordance with SEC rules, amounts totaling less than $50,000, if any, have been omitted.

(4)	Amounts in this column reflect the effects of any stock splits occurring after the date of grant.

(5)	The value of the restricted stock included in the Summary Compensation Table is based on the fair market value on the date of grant. Each restricted stock award disclosed in the Summary Compensation Table vests entirely on the third anniversary from the date of grant, which is January 31, 2008 and conveys to the holder the rights of a stockholder, including the right to vote and receive dividends declared, if any. Based on the closing price of $42.20 of Chico’s FAS, Inc. common stock on the New York Stock Exchange on January 28, 2006, the value of the restricted stock as of the end of the most recently completed fiscal year for: Mr. Edmonds was $886,200; Mr. Kleman was $354,480; Ms. Murphy Kerstein was $633,000; Ms. MacKenzie was $354,480; and Mr. Frain was $354,480.

The table below provides information related to restricted stock awards granted during fiscal 2005 (which awards are reflected under this column):

	Number of
	Restricted Shares
Name	Awarded	Date of Grant	Vesting Schedule

Scott A. Edmonds	21,000	01/31/2005	Vests in full on January 31, 2008
Charles J. Kleman	8,400	01/31/2005	Vests in full on January 31, 2008
Patricia Murphy Kerstein	15,000	01/31/2005	Vests in full on January 31, 2008
Mori C. MacKenzie	8,400	01/31/2005	Vests in full on January 31, 2008
James P. Frain	8,400	01/31/2005	Vests in full on January 31, 2008

(6)	This category includes the Company’s contributions to the 401(k) Plan.

(7)	Mr. Frain resigned his position as Executive Vice President - Chief Marketing Officer effective March 11, 2006, pursuant to an employment transition, resignation and release agreement entered into by Mr. Frain and the Company dated February 28, 2006.

Option Grants Table

The following table shows all options to purchase common stock of the Company granted to each of our named executive officers during the fiscal year ended January 28, 2006 and the potential value of such grants at stock price appreciation rates of 5% and 10%, compounded annually over the maximum ten-year term of the options. The 5% and 10% rates of appreciation are required to be disclosed by SEC rules and are not intended to forecast possible future appreciation, if any, in our stock price.

	Individual Grants
	Number of		% of Total			Potential Realizable Value
	Securities		Options	Exercise		at Assumed Annual Rates of
	Underlying		Granted to	or Base		Stock Price Appreciation for
	Options		Employees in	Price	Expiration	Option Term
Name	Granted		Fiscal Year	($/sh)	Date	5%($)	10%($)

Scott A. Edmonds	187,500	(1)	11.4%	$26.34	01/31/2015	$3,105,953	$7,871,096
Charles J. Kleman	75,000	(1)	4.6%	$26.34	01/31/2015	$1,242,381	$3,148,438
Patricia Murphy Kerstein	100,000	(1)	6.1%	$26.34	01/31/2015	$1,656,508	$4,197,918
Mori C. MacKenzie	75,000	(1)	4.6%	$26.34	01/31/2015	$1,242,381	$3,148,438
James P. Frain	75,000	(1)	4.6%	$26.34	01/31/2015	$1,242,381	$3,148,438

(1)	The grants of options were made in January 2005 and vest annually at a rate of 33 1/3% on each anniversary date of the grant, beginning on the first anniversary.

Option Exercises and Year-End Value Table

The following table shows information concerning aggregated stock option exercises during the fiscal year ended January 28, 2006 and values as of the end of such fiscal year.

			Number of Securities
			Underlying Unexercised	Value of Unexercised
	Shares		Options at Fiscal	In-the-Money Options
	Acquired on	Value	Year-End(#)	at Fiscal Year-End ($)
Name	Exercise (#)	Realized ($)(1)	Exercisable/Unexercisable	Exercisable/Unexercisable(2)

Scott A. Edmonds	483,334	$10,339,692	-0- / 470,834	$-0- / $10,269,266
Charles J. Kleman	200,000	$5,113,680	429,999 / 175,001	$15,288,758 / $ 3,871,863
Patricia Murphy Kerstein	110,000	$3,464,306	76,666 / 213,334	$ 2,166,044 / $ 4,582,156
Mori C. MacKenzie	93,333	$1,950,139	-0- / 141,667	$-0- / $ 2,890,048
James P. Frain	73,334	$1,316,397	-0- / 128,334	$-0- / $ 2,576,256

(1)	Represents the excess of the fair market value of the Company’s common stock as of the date of exercise above the exercise price of the options.

(2)	Represents the excess of the fair market value of the Company’s common stock of $42.20 per share as of January 28, 2006, above the split adjusted exercise price of the options.

Employment Agreements

Scott A. Edmonds.  Mr. Edmonds serves as President and Chief Executive Officer of the Company pursuant to an employment agreement originally entered into effective September 3, 2003, as amended on June 22, 2004, which provides for an annual base salary and certain other benefits. Pursuant to the employment agreement and certain further actions of the Board of Directors, Mr. Edmonds’ current base salary is $1,070,000 and is subject to further increases as established from time to time by the Board of Directors. Mr. Edmonds is also eligible for an annual bonus under the Company’s Cash Bonus Incentive Plan, with a minimum target bonus, if earned, equal to 80% of his base salary and a maximum target bonus equal to 200% of his base salary and to be considered in the future for additional awards of stock options or other stock-based compensation of the Company. Under the terms of Mr. Edmonds’ employment agreement, the Company contracted to employ Mr. Edmonds for a period which currently extends through March 1, 2007, and which period, by the terms of the agreement, is automatically extended for additional one year periods until the employment agreement is terminated by the Company or Mr. Edmonds with appropriate notice.

In addition, in the event of termination of Mr. Edmonds’ employment by the Company without good cause, termination by him for “good reason” as described below, or notice of non-renewal given by the Company to Mr. Edmonds, Mr. Edmonds is entitled to receive (a) all then accrued compensation, (b) a lump sum equal to two times the sum of (i) his then current base salary and (ii) his then current target bonus, (c) a pro rata bonus for the year in which such termination occurs, (d) continued health benefits for two years, (e) accelerated vesting of all of his outstanding stock options and restricted stock, and (f) outplacement assistance. If Mr. Edmonds’ employment is terminated as a result of death or permanent disability, Mr. Edmonds or his estate will be entitled to receive a continuation of his salary for an additional twelve months, an additional monthly amount equal to the greater of the target bonus or the highest annual bonus during the three preceding years divided by twelve, payable for twelve months, accelerated vesting of all of his outstanding stock options and restricted stock, and continued health benefits for his dependents for two years.

Mr. Edmonds has the right to terminate the agreement for “good reason” in the event he is not elected or retained as a director of the Company or in the event the Company acts to reduce or diminish his titles, positions, duties or responsibilities, materially breaches the agreement, relocates its executive offices by more than 50 miles following a change in control of the company or a successor to the Company fails to expressly assume in writing the agreement.

If a change in control occurs and within 18 months thereafter Mr. Edmonds’ employment is terminated by the Company for other than good cause or by Mr. Edmonds for “good reason” or such termination occurred in contemplation of the change in control, then Mr. Edmonds would be entitled to receive (a) all then accrued compensation, (b) a lump sum equal to three times the sum of (i) his then current base salary and (ii) his then current target bonus, (c) a pro rata bonus for the year in which such termination occurs, (d) continued health benefits for three years, (e) accelerated vesting of all of his outstanding stock options and restricted stock, and (f) outplacement assistance.

If Mr. Edmonds exercises his right to terminate his employment agreement other than for “good reason” or if the Company terminates his employment for cause, as defined in the agreement, the Company’s only obligation is to pay any earned but unpaid salary and accrued benefits.

If any payments to or benefits under Mr. Edmonds’ employment agreement would be subject to excise tax as “excess parachute payment” under federal income tax rules, he will receive a “gross up” payment to adjust for the incremental tax costs to Mr. Edmonds of such payments.

Mr. Edmonds’ employment agreement also contains certain non-competition provisions that are limited to specialty retail in women’s apparel and intimates, which continue for two years following termination of employment. The Company also appointed Mr. Edmonds to the Board on January 23, 2004, consistent with the Company’s obligation set forth under the terms of his employment agreement.

Patricia Murphy Kerstein.  On April 3, 2006, the Company entered into a new employment agreement with Ms. Murphy Kerstein. The new employment agreement supersedes an employment agreement that was effective August 21, 2000 and that was in effect throughout fiscal year 2005. Pursuant to the new employment agreement, Ms. Murphy Kerstein’s current base salary is $700,000 for the first year of the initial period of the employment agreement and will be $800,000 for the second year of the initial period of the agreement. Under the terms of Ms. Murphy Kerstein’s new employment agreement, the Company contracted to employ Ms. Murphy Kerstein for an initial period which currently extends through March 31, 2008. After March 31, 2008, the Company shall continue to employ Ms. Murphy Kerstein in a consulting capacity for three additional years, commencing on April 1, 2008 and ending on March 31, 2011 (the “Consulting Period”), at a reducing annual rate of compensation. During the Consulting Period, Ms. Murphy Kerstein’s employment may be terminated at any time by way of appropriate advance notice by the Company or Ms. Murphy Kerstein.

Under the new employment agreement, Ms. Murphy Kerstein continues in her position as Executive Vice President and Chief Merchandising Officer throughout the initial period which is scheduled to continue until March 2008. During the Consulting Period which is scheduled to follow, Ms. Murphy Kerstein would serve as a non-officer consulting employee handling such responsibilities as shall be determined by the Chief Executive Officer or the Board.

The new employment agreement for Ms. Murphy Kerstein provides that, during the initial period, the Company shall pay Ms. Murphy Kerstein semi annual bonuses based upon her performance and computed in accordance with the Company’s Cash Bonus Incentive Plan which is adopted each year by the Company’s Board of Directors. During the Consulting Period, she would not be entitled to any further bonuses. The employment agreement also provides that Ms. Murphy Kerstein is entitled to certain severance benefits in the event that her employment is terminated by the Company “without good cause” or by her within a specified period following certain change of control events (as set forth in the employment agreement). If Ms. Murphy Kerstein is terminated “without good cause” during the initial term, she would be entitled to continue to receive her salary and other compensation (including bonuses) for the remainder of the then effective employment term. If she is terminated “without good cause” during the Consulting Period, she would be entitled to certain lump sum payments. If Ms. Murphy Kerstein’s employment is terminated within the specified period following a specified change of control event, she would be entitled to continue to receive her compensation and benefits that she otherwise would have been entitled to receive had the employment continued through the end of both the initial period and the Consulting Period. The employment agreement is also subject to termination in the event of disability, death or voluntary retirement by the individual or her termination for cause. The employment agreement provides for a covenant not to compete which is to continue for two years following any termination.

Charles J. Kleman, and Mori C. MacKenzie.  Effective April 1, 1993, the Company entered into an employment agreement with Mr. Kleman which provides for an annual base salary and certain other benefits. This employment agreement was amended effective as of August 21, 2000. Pursuant to the amended employment agreement and certain further actions of the Board of Directors, Mr. Kleman’s current base salary is $550,000 and is subject to annual increases as set from time to time by the Board of Directors. Under the terms of the amended employment agreement, the Company contracted to employ Mr. Kleman for a period which currently extends through December 31, 2007, and which period, by the terms of the agreement is automatically extended on a rolling basis to add an additional year to the term on each December 31st until the employment agreement is terminated by way of appropriate advance notice by the Company or Mr. Kleman.

Effective September 26, 1995, the Company entered into an employment agreement with Ms. MacKenzie which provides for an annual base salary and certain other benefits. This employment agreement was amended effective as of August 21, 2000. Pursuant to the amended employment agreement and certain further actions of the Board of Directors, Ms. MacKenzie’s current base salary is $500,000 and is subject to annual increases as set from time to time by the Board of Directors. Under the terms of Ms. MacKenzie’s amended employment agreement, the Company contracted to employ Ms. MacKenzie for a period which currently extends through September 30, 2007, and which period, by the terms of the agreement, is automatically extended on a rolling basis to add an additional year to the term on each September 30th until the employment agreement is terminated by way of appropriate advance notice by the Company or Ms. MacKenzie.

The employment agreements for Mr. Kleman and Ms. MacKenzie provide that the Company shall pay semi annual bonuses to such executives based upon such executives’ performance and computed in accordance with the Company’s Cash Bonus Incentive Plan which is adopted each year by the Company’s Board of Directors. The employment agreements also provide that such executives are entitled to certain severance benefits in the event that their employment is terminated by the Company “without good cause” or by such executive within a specified period following a “change of control” (both as defined in the employment agreements). If the executive is terminated “without good cause,” the executive would be entitled to continue to receive his or her salary and other compensation (including bonuses) for the remainder of the then effective employment term (or, if longer, for 12 months). If the executive’s employment is terminated within the specified period following a “change of control,” the executive would be entitled to receive an amount equal to 36 months of the executive’s then applicable base salary plus three times his or her most recently set annual target bonus. Each employment agreement is also subject to termination in the event of disability, death or voluntary retirement by the individual or his or her termination for cause. Each employment agreement provides for a covenant not to compete which is to continue for two years following any termination.

Charles L. Nesbit, Jr.  Effective August 4, 2004, the Company entered into an employment agreement with Mr. Nesbit which provides for an annual base salary and certain other benefits. Pursuant to the employment agreement and certain further actions of the Board of Directors, Mr. Nesbit’s current base salary is $525,000 and is subject to annual increases as set from time to time by the Board of Directors. Mr. Nesbit is also eligible for an annual bonus under the Company’s Cash Bonus Incentive Plan, with a minimum target bonus, if earned, equal to 70% of his base salary and a maximum target bonus equal to 170% of his base salary. He is eligible to be considered for additional awards of stock options or other stock-based compensation of the Company consistent with the equity award practices applicable to other senior officers. Under the terms of the employment agreement, the Company contracted to employ Mr. Nesbit for a period which currently extends through August 3, 2006, and which period, by the terms of the agreement is automatically extended year by year until the employment agreement is terminated by way of appropriate advance notice by the Company or Mr. Nesbit.

In addition, the employment agreement for Mr. Nesbit provides for certain severance benefits in the event that his employment is terminated by the Company “without good cause” or by Mr. Nesbit within a specified period following a “change of control” (both as defined in the employment agreement). If Mr. Nesbit is terminated “without good cause,” he would be entitled to continue to receive his salary and other compensation (including bonuses) for the remainder of the then effective employment term (or, if longer, for 12 months), accelerated vesting of all of his outstanding stock options, and outplacement assistance. If his employment is terminated within the specified period following a “change of control,” Mr. Nesbit would be entitled to receive an amount equal to 24 months of his then applicable base salary plus two times the bonus he had received over the preceding 12 month period (measured from the then most recently ended fiscal quarter) and accelerated vesting of all of his outstanding stock options. The employment agreement is also subject to termination in the event of disability, death or voluntary retirement by Mr. Nesbit or his termination for cause. The employment agreement provides for a limited covenant not to compete which is to continue for one year following any termination and a covenant not to solicit non-clerical employees which is to continue for two years following any termination.

Michael J. Leedy.  Effective April 3, 2006, the Company engaged Mr. Leedy pursuant to a letter agreement which provides for an annual base salary and certain other benefits. He is engaged as Senior Vice President and Chief Marketing Officer. Pursuant to the letter agreement, Mr. Leedy’s current base salary is $525,000 and is subject to annual increases as set from time to time by the Board of Directors and, upon commencement of employment, Mr. Leedy was awarded 35,000 of nonqualified stock options and 5,000 shares of restricted stock. Mr. Leedy is also eligible for an annual bonus under the Company’s Cash Bonus Incentive Plan, with a minimum target bonus, if earned, equal to 60% of his base salary and a maximum target bonus equal to 120% of his base salary. In the future, he is eligible to be considered for additional awards of stock options or other stock-based compensation of the Company consistent with the equity award practices applicable to other senior officers. Under the terms of the letter agreement, the Company contracted to employ Mr. Leedy for no specified employment term, but included a 12 month continuation of base salary if employment is terminated without good cause, with such severance arrangement subject to override if the Company were to adopt a severance plan applicable to all officers.

In addition, the letter agreement for Mr. Leedy provides for certain severance benefits in the event that his employment is terminated by Mr. Leedy within specified periods following certain change of control events or within the first year of employment if certain management changes were to occur during that initial year (all as set forth more specifically in the letter agreement). If Mr. Leedy’s employment is terminated within the respective specified period following a specified change of control event or a specified change in management event, he would be entitled to receive a lump sum equal to his annual salary, with such severance arrangement subject to override if the Company were to adopt a severance plan applicable to all officers. The letter agreement provides for moving and relocation benefits including, in addition to customary moving expenses for similarly situated executives, the Company’s purchase of his home where he is moving from, temporary housing and storage in the Fort Myers area, travel expenses for certain return trips and gross up of any taxable relocation expenses.

James P. Frain.  Effective May 2004, the Company and Mr. Frain entered into an employment agreement in connection with Mr. Frain’s then position as Executive Vice President-Chief Marketing Officer of the Company. The employment agreement, which was scheduled to extend through April 30, 2006, was fully superseded by an employment transition, resignation and release agreement entered into by Mr. Frain and the Company, dated August 1, 2005 and then further fully superseded by an updated employment transition, resignation and release agreement entered into by Mr. Frain and the Company, dated March 10, 2006. Under both the employment agreement and the employment transition, resignation and release agreements, Mr. Frain continued in his position as Executive Vice President-Chief Marketing Officer throughout 2005 and into 2006. Pursuant to the express terms of the March 2006 employment transition, resignation and release agreement, Mr. Frain resigned his position as Executive Vice President-Chief Marketing Officer effective March 11, 2006, thereafter continuing as a non-officer consulting employee handling only such marketing projects as are assigned to him and in order to assist the Company with a transition of his responsibilities.

Under the May 2004 employment agreement, Mr. Frain’s annual base salary was $450,000. This same annual base salary continued under the employment transition, resignation and release agreements, but only through March 10, 2006. For the employment period from March 11, 2006 through February 28, 2007, Mr. Frain is entitled to a monthly basic salary equal to $15,000. In addition, he is entitled to continuation of the standard executive fringe benefits (but excluding any car allowance) and his outstanding options continue to vest in accordance with their respective terms.

At the time the employment agreement was executed in May 2004, and in consideration for Mr. Frain’s particularly successful and innovative efforts in developing and marketing the brands and merchandise of the Company and for purposes of then securing his continued association with the Company, Mr. Frain was granted and paid a special one time cash bonus of $500,000. Under the May 2004 employment agreement, Mr. Frain also was eligible for bonuses under the Company’s Cash Bonus Incentive Plan. Under the terms of each of the employment transition, resignation and release agreements, the eligibility for bonuses under the Company’s Cash Bonus Incentive Plan continued with respect to the balance of the 2005 fiscal year. Although Mr. Frain’s employment with the Company has continued following the end of the 2005 fiscal year and is scheduled to continue until February 28, 2007, he is not entitled to any further bonuses; nevertheless, the Company, in its sole discretion, may award him a discretionary bonus based on his performance. Mr. Frain also received no award of, nor was he eligible for or entitled to any award of, stock options or restricted stock in January 2006, when such awards were generally given to the various executive officers of the Company.

The March 2006 employment transition, resignation and release agreement for Mr. Frain provides that Mr. Frain is entitled to certain severance benefits in the event that his employment is terminated by the Company without cause after March 10, 2006 but prior to February 28, 2007. In particular, if Mr. Frain is terminated without cause after March 10, 2006 but prior to February 28, 2007, he would be entitled to receive the remaining total amount that he would have received through February 28, 2007 under that agreement. Although the employment transition, resignation and release agreement provides for a covenant not to solicit employees for a period of six months following any termination, the agreement does not contain any specific covenant not to compete.

Compensation Committee Interlocks and Insider Participation

The current members of the Company’s Compensation and Benefits Committee are Ross E. Roeder, John W. Burden, III, Stewart P. Mitchell, and Michael A. Weiss. None of the members of the Compensation and Benefits Committee have at any time been an officer or employee of the Company.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Director John Burden’s son-in-law, Adam Hinds, serves as the Director-Corporate Services for the Company, with responsibility for overseeing and directing all facilities management activities at the Company’s headquarters facility as well as all non-merchandise purchasing. Mr. Hinds received an aggregate salary (including an allowance and payments of deferred compensation) of $126,624 for his services with the Company during fiscal 2005, received a bonus of $37,820 with respect to fiscal 2005 and exercised an aggregate of 22,667 stock options in fiscal 2005 with exercise prices ranging from $9.2525 to $18.96 for a total gain of $621,229.

COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

To the Company’s knowledge, based solely on a review of the forms, reports and certificates filed with the Company by the Company’s directors and officers and the holders of more than 10% of the Company’s common stock, all Section 16(a) filing requirements were complied with by such persons during or with respect to the fiscal year ended January 28, 2006.

SECURITY OWNERSHIP

The following tables sets forth, as of April 3, 2006, the number of shares of the Company’s common stock beneficially owned by (1) each of its directors and nominees to become a director, (2) each named executive officer as defined under applicable Securities and Exchange Commission rules, (3) all directors and executive officers as a group and (4) each person known to the Company as having beneficial ownership of more than 5% of the Company’s common stock together with such person’s address.

Stock Ownership of Directors and Executive Officers

	Current		Shares	Total
	Beneficial		Subject to	Beneficial	Percent
Directors/Executive Officers	Holdings(1)		Options(2)	Ownership(1)	of Class

Scott A. Edmonds	135,396	(3)	179,167	314,563	*
Charles J. Kleman	225,173	(4)	521,666	746,839	*
Patricia Murphy Kerstein	68,824	(5)	183,333	252,157	*
Mori C. MacKenzie	21,426	(6)	65,000	86,426	*
Marvin J. Gralnick	517,752	(7)	10,000	527,752	*
Helene B. Gralnick	517,752	(7)	10,000	527,752	*
Verna K. Gibson	672,608	(8)	237,600	910,208	*
Ross E. Roeder	55,950	(9)	237,600	293,550	*
John W. Burden, III	7,500	(10)	30,000	37,500	*
Betsy S. Atkins	7,500	(11)	—	7,500	*
Stewart P. Mitchell	7,500	(12)	10,000	17,500	*
David F. Walker	3,500	(13)	—	3,500	*
Michael A. Weiss	5,500	(14)	—	5,500	*
All Directors and Executive
Officers as a Group (20 persons)	1,825,982	(15)	1,667,034	3,493,016	1.9%

*	Less than one percent

(1)	Beneficial ownership of shares, as determined in accordance with applicable Securities and Exchange Commission rules, includes shares as to which a person has or shares voting power and/or investment power. Except as otherwise indicated, all shares are held with sole voting and investment power.

(2)	Represents shares that may be acquired currently or within sixty days after April 3, 2006 through the exercise of stock options. The exercise price of options is the market price of Chico’s common stock on the date of grant and is not discounted. Directors and officers realize value from options only when exercised and only to the extent that the price of Chico’s common stock on the exercise date exceeds the price of the common stock on the grant date.

(3)	Includes 1,200 shares owned by Mr. Edmonds’ spouse, 4,896 shares owned by Mr. Edmonds’ two daughters and 77,900 shares owned by a limited partnership whose general partner interests and limited partner interests are indirectly owned by Mr. Edmonds and Mr. Edmonds’ spouse. In addition, includes 21,000 shares owned directly as restricted stock which vests 100% on January 31, 2008 and 30,000 shares owned directly as restricted stock which vests in equal one third portions over three years beginning January 31, 2007.

(4)	Includes 12,670 shares owned by Mr. Kleman’s stepdaughter and 4,750 shares owned by Mr. Kleman’s spouse. In addition, includes 8,400 shares owned directly as restricted stock which vests 100% on January 31, 2008 and 8,333 shares owned directly as restricted stock which vests in equal one third portions over three years beginning January 31, 2007.

(5)	Includes 15,000 shares owned directly as restricted stock which vests 100% on January 31, 2008 and 10,000 shares owned directly as restricted stock which vests in equal one third portions over three years beginning January 31, 2007.

(6)	Includes 1,000 shares owned by Ms. MacKenzie’s husband, 8,400 shares owned directly as restricted stock which vests 100% on January 31, 2008 and 6,667 shares owned directly as restricted stock which vests in equal one third portions over three years beginning January 31, 2007.

(7)	Marvin J. Gralnick and Helene B. Gralnick are husband and wife. The number of shares shown for Mr. Gralnick and the number of shares shown for Ms. Gralnick each includes the aggregate of all shares held by Rodin, Ltd., a Texas Limited Partnership. A limited liability company established by Mr. Gralnick and Ms. Gralnick and of which Mr. Gralnick and Ms. Gralnick are the sole members, is the sole general partner of Rodin, Ltd., owning an aggregate of 1% of the partnership interests. Mr. Gralnick owns limited partnership interests representing approximately 49.5% of the partnership interests and Ms. Gralnick owns separate limited partnership interests representing approximately 49.5% of the partnership interests. In addition, the number of shares shown for Mr. Gralnick and the number of shares shown for Ms. Gralnick each includes 5,000 shares owned directly by Mr. Gralnick and originally issued as restricted stock (1,667 shares of which have vested and are owned without restriction and 3,333 shares which vest 50% on January 31, 2007 and 50% on January 31, 2008), 2,500 shares owned directly as restricted stock by Mr. Gralnick which vests in equal one third portions over three years beginning February 27, 2007, 5,000 shares owned directly by Ms. Gralnick and originally issued as restricted stock (1,667 shares of which have vested and are owned without restriction and 3,333 shares which vest 50% on January 31, 2007 and 50% on January 31, 2008), and 2,500 shares owned directly as restricted stock by Ms. Gralnick which vests in equal one third portions over three years beginning February 27, 2007.

(8)	Includes 100,000 shares owned by a profit sharing trust, 238,280 shares owned by Ms. Gibson’s grantor trusts, 37,189 shares owned by a separate grantor trust of Ms. Gibson’s, 236,450 shares owned by the grantor trusts of Ms. Gibson’s husband and 37,189 owned by a separate grantor trust of Ms. Gibson’s husband. In addition, includes 5,000 shares owned directly and originally issued as restricted stock (1,667 shares of which have vested and are owned without restriction and 3,333 shares which vest 50% on January 31, 2007 and 50% on January 31, 2008) and 2,500 shares owned directly as restricted stock which vests in equal one third portions over three years beginning February 27, 2007. Also includes 6,000 shares held by a trust for the benefit of one grandchild of which Ms. Gibson’s husband is the trustee, 6,000 shares held by a separate trust for the benefit of another grandchild of which Ms. Gibson’s husband is the trustee and 4,000 shares held by Ms. Gibson’s husband as custodian for another grandchild in a Uniform Transfers to Minors Act (“UTMA”) account. Ms. Gibson disclaims beneficial ownership of the aggregate 16,000 shares held in these trusts for the grandchildren and in the UTMA account.

(9)	Includes 18,000 shares owned by an Individual Retirement Account and 5,000 shares owned directly and originally issued as restricted stock (1,667 shares of which have vested and are owned without restriction and 3,333 shares which vest 50% on January 31, 2007 and 50% on January 31, 2008) and 2,500 shares owned directly as restricted stock which vests in equal one third portions over three years beginning February 27, 2007.

(10)	Includes 5,000 shares owned directly and originally issued as restricted stock (1,667 shares of which have vested and are owned without restriction and 3,333 shares which vest 50% on January 31, 2007 and 50% on January 31, 2008) and 2,500 shares owned directly as restricted stock which vests in equal one third portions over three years beginning February 27, 2007.

(11)	Includes 5,000 shares owned directly and originally issued as restricted stock (1,667 shares of which have vested and are owned without restriction and 3,333 shares which vest 50% on January 31, 2007 and 50% on January 31, 2008) and 2,500 shares owned directly as restricted stock which vests in equal one third portions over three years beginning February 27, 2007.

(12)	Includes 5,000 shares owned directly and originally issued as restricted stock (1,667 shares of which have vested and are owned without restriction and 3,333 shares which vest 50% on January 31, 2007 and 50% on January 31, 2008) and 2,500 shares owned directly as restricted stock which vests in equal one third portions over three years beginning February 27, 2007.

(13)	Includes 2,500 shares owned directly as restricted stock which vests in equal one third portions over three years beginning February 27, 2007.

(14)	Includes 2,500 shares owned directly as restricted stock which vests in equal one third portions over three years beginning February 27, 2007.

(15)	Pursuant to applicable Securities and Exchange Commission rules, the 502,752 shares of common stock owned by Rodin, Ltd., which are deemed to be beneficially owned by each of Marvin J. Gralnick and Helene B. Gralnick, are counted only once for purposes of this calculation.

Stock Ownership of Certain Beneficial Owners

	Amount and Nature
	of Beneficial		Percent
Name of Beneficial Owner	Ownership(1)		of Class

Jennison Associates LLC	16,069,031	(2)	8.8%
466 Lexington Avenue New York, NY 10017

(1)	Beneficial ownership of shares, as determined in accordance with applicable Securities and Exchange Commission rules, includes shares as to which a person has or shares voting power and/or investment power. Except as otherwise indicated, all shares are held with sole voting and investment power.

(2)	Based on information contained in Amendment No. 3 to Schedule 13G filed as of February 14, 2006 filed by Jennison Associates LLC, Jennison Associates has sole power to vote or to direct the voting of 11,755,594 shares and shared power to dispose or to direct the disposition of 16,069,031 shares. These shares are held by investment companies, insurance separate accounts, and institutional clients (“Managed Portfolios”) advised by Jennison Associates. As a result of Jennison Associates’ role as investment adviser of the Managed Portfolios, Jennison Associates may be deemed to be the beneficial owner of the shares held by such Managed Portfolios. Prudential Financial, Inc. indirectly owns 100% of equity interest of Jennison Associates. As a result, Prudential may be deemed to have the power to exercise or to direct the exercise of such voting and/or dispositive power that Jennison Associates has with respect to the shares held by the Managed Portfolios.

10b5-1 Trading Plans

We permit our officers and directors to adopt trading plans under Rule 10b5-1 promulgated under the Securities Exchange Act of 1934, which allows stockholders to establish prearranged written plans to buy or sell shares or exercise stock options in accordance with predetermined formulas. Rule 10b5-1 plans allow stockholders to buy or sell shares of the Company’s common stock according to their plan on a regular basis (for example, weekly or monthly or in accordance with another predetermined formula), regardless of any subsequent nonpublic information they receive. As of April 28, 2006, none of the Company’s stockholders, officers or directors were known by the Company to have adopted and have in effect a Rule 10b5-1 trading plan. However, directors and officers have effectuated and carried out such plans in the past and may adopt such plans in the future.

Stock Ownership Guidelines

The Company’s Board of Directors adopted the Chico’s FAS, Inc. Stock Ownership Guidelines on October 1, 2005 to align the interests of its directors and executives with the long-term interests of stockholders and to further promote the Company’s commitment to sound corporate governance.

Pursuant to the guidelines, the stock ownership for the Company’s officers, and officers of its subsidiary operating companies, is determined as a multiple of the officer’s base salary and is dependent on the ranking of the officer. The chief executive officer’s guideline is set at three times annual base salary, each executive vice president’s guideline is set at two times annual base salary, each senior vice president’s guideline is set at one and one-half times annual base salary, and each vice president’s guidelines is set at one times annual base salary.

The stock ownership guidelines for officers must be met within three years of the person becoming an officer or within three years of being promoted to a position requiring a higher ownership level, or by October 1, 2008, whichever date is later.

Non-officer directors are required to hold shares of the Company’s common stock with a value equal to three times the amount of the annual retainer (including supplemental retainers for Board and Committee chairmanships and lead director) paid to directors. The value of the shares is calculated using the annual retainer amount on the date the director is elected, or for directors who were serving at the time of the adoption of the guidelines, the annual retainer as of October 1, 2005.

Non-officer directors must meet the stock ownership guidelines within three years of being elected, or October 1, 2008, whichever is later.

The Company’s Stock Ownership Guidelines, which are available under the Investors Relations portion of the Company’s website (www.chicos.com), set forth which shares and share interests are counted towards satisfaction of the guidelines, the penalties for non-compliance, exceptions to the guidelines and reporting requirements.

STOCKHOLDER PROPOSALS FOR PRESENTATION AT THE 2007 ANNUAL MEETING

Pursuant to the General Rules under the Securities Exchange Act of 1934, proposals of stockholders intended to be presented at the 2007 Annual Meeting of Stockholders and in the proxy statement for that meeting must be received by management of the Company at its executive offices on or before December 30, 2006.

The Company’s Amended and Restated Articles of Incorporation also require certain advance notice to the Company of any stockholder proposal and of any nominations by stockholders of persons to stand for election as directors at a stockholders’ meeting. Notice of stockholder proposals and of director nominations must be timely given in writing to the Secretary of the Company prior to the meeting at which the directors are to be elected. To be timely, notice must be received at the principal executive offices of the Company not less than 60 days prior to the meeting of stockholders; provided, however, that in the event that less than 70 days’ notice or prior to public disclosure of the date of the meeting is given or made to the stockholders, notice by the stockholder, in order to be timely, must be so delivered or received not later than the close of business on the tenth day following the day on which such notice of the date of the annual meeting was mailed or public disclosure of the date of the annual meeting was made, whichever first occurs.

A stockholder’s notice with respect to a proposal to be brought before the annual meeting must set forth in addition to the matters required to be set forth by the General Rules under the Securities Exchange Act of 1934 the following: (a) a brief description of the proposal and the reasons for conducting such business at the annual meeting, (b) the name and address, as they appear on the Company’s books, of the stockholder proposing such business and any other stockholders known by such stockholder to be supporting such proposal, (c) the class and number of shares of the Company which are beneficially owned by such stockholder on the date of such stockholder notice and by any other stockholders known by such stockholder to be supporting such proposal on the date of such stockholder notice, and (d) any financial interest of the stockholder in such proposal.

A stockholder’s notice with respect to a director nomination must set forth (i) the name, age, business address and residence address of the person, (ii) the principal occupation or employment of the person, (iii) the class and number of shares of the Company which are beneficially owned by such person, and (iv) all information that would be required to be included in a proxy statement soliciting proxies for the election of the nominee director (including such person’s written consent to serve as a director if so elected). As to the stockholder providing such notice, such stockholder must set forth (1) the name and address, as they appear on the Company’s books, of the stockholder and (2) the class and number of shares of the Company which are beneficially owned by such stockholder on the date of such stockholder notice.

The complete Amended and Restated Articles of Incorporation provisions governing these requirements are available to any stockholder without charge upon request from the Secretary of the Company.

By Order of the Board of Directors,

A. Alexander Rhodes
Secretary

Dated: April 28, 2006

APPENDIX A

CHICO’S FAS, INC.

CHARTER OF THE AUDIT COMMITTEE
OF THE BOARD OF DIRECTORS

I.	Purpose

The Audit Committee (the “Committee”) is established to assist the Board of Directors (the “Board”) in fulfilling its oversight responsibilities relating to the integrity of financial statements, the financial reporting process, systems of internal accounting and financial controls, the internal audit function, the annual independent audit of the Company’s financial statements, including independent auditor qualifications, performance, and independence, and legal and regulatory compliance programs. The Committee is also established to assist in the preparation of an Audit Committee report, as required by the Securities and Exchange Commission (“SEC”), for inclusion in the annual proxy statement.

II.	Membership

The Committee shall be composed of at least three directors, all of whom must qualify as independent directors under the rules of the SEC, the listing standards of the New York Stock Exchange (“NYSE”), and any other applicable regulatory requirements, all as the Board interprets in its business judgment.

All members of the Committee shall have a sufficient level of financial literacy, or must become sufficiently financially literate within a reasonable time after appointment to the Committee. In addition, the Board shall designate at least one member of the Committee as the “audit committee financial expert,” as defined by SEC rules. The Board shall use its business judgment in determining the qualifications of Committee members.

The members shall be elected to one-year terms by the Board at the annual meeting of the Board and shall serve until their resignation, retirement, or until their successors are appointed or elected and qualified. The Board may also remove a member by a majority vote of the independent Directors then in office. The Board shall designate a Committee Chair who shall be responsible for reporting the Committee’s activities and decisions to the Board.

III.	Meetings and Procedures

The Committee shall meet at least once each fiscal quarter and may meet more frequently as circumstances require. The Chair of the Committee, or a majority of Committee members may call a special Committee meeting. If necessary, any meeting may be held telephonically or by video or web conference.

A majority of the total number of members of this Committee constitutes a quorum for the transaction of business. A majority vote at a meeting where a quorum is present constitutes action of the Committee.

IV.	Responsibilities and Duties

The Committee shall have the following principal duties and responsibilities:

1. The Committee shall be directly and solely responsible for the appointment, retention, termination, compensation, and oversight of the work of the independent auditors, including resolution of disagreements between management and the auditors. The independent auditors shall report directly to the Committee. The Committee shall pre-approve the audit and non-audit services performed by the independent auditor in accordance with the policy the Committee has previously adopted and as it may update, revise or restate from time to time.

2. The Committee shall meet with the independent auditors and financial management of the Company to review the scope and plans for the proposed audit of the current year, to ensure the audit approach covers all financial statement areas where there is a risk of material misstatement and, following the audit, shall review the audit in regular and executive sessions, including any comments or recommendations of the independent auditors.

3. The Committee shall review with the independent auditors, the internal auditor, and with Company management the adequacy and effectiveness of internal auditing, accounting and financial controls of the Company, including the Company’s policies and procedures to assess, monitor, control, and manage business risk, and legal and ethical compliance programs, and elicit any recommendations they may have for the improvement of internal control procedures or areas where new or more detailed controls or procedures are desirable.

4. The Committee shall review with the independent auditors and with management the annual audited and quarterly financial statements, including the disclosures contained in the “Management’s Discussion and Analysis of Financial Condition and Results of Operation” and the earnings press releases. The Committee shall review with management the financial information and earnings guidance provided to analysts and rating agencies.

5. The Committee shall review with the independent auditors and with management (a) major issues regarding accounting principles and financial statements presentations, including any significant changes in the Company’s selection or application of accounting principles; (b) any analyses prepared by management or the independent auditors setting forth significant financial reporting issues and judgments made in connection with the preparation of financial statements, including analyses of the effects of alternative GAAP methods on the Company’s financial statements; and (c) the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on the Company’s financial statements.

6. At least once each year, the Committee shall meet with the independent auditors without members of management present. Discussion items in such meetings shall include the independent auditors’ evaluation of the Company’s financial, accounting and auditing personnel; any audit problems or difficulties and management’s response thereto, the level of cooperation the independent auditors received during the course of their audit; and any matters which might reasonably be expected to affect the autonomy of the independent auditors. In particular, the Committee should review with the independent auditors (a) any accounting adjustments that the independent auditors noted or proposed that management rejected (as immaterial or otherwise); (b) any communications between the audit team and the independent auditor’s national office respecting auditing or accounting issues presented by the engagement; and (c) any “management” or “internal control” letter the independent auditors issued, or propose to issue, to the Company.

7. Annually the Committee shall obtain and review a report by the independent auditor describing the independent auditor’s internal quality-control procedures; any material issues raised by (a) the most recent internal quality-control review; (b) a peer review; or (c) any governmental or professional authority’s inquiry or investigation, within the preceding 5 years, regarding any independent audit the firm conducted and any steps taken to deal with any such issues. The Committee shall also annually assess all relationships between the independent auditor and the Company in order to assess the auditor’s independence. The Committee shall seek to resolve disagreements between management and the auditor about financial reporting.

8. Periodically, the Committee shall meet separately with management and with the internal auditor or other personnel responsible for internal audit functions.

9. The Committee shall establish a mechanism for receiving, retaining, handling, and responding to complaints regarding accounting, internal accounting controls or auditing matters, including procedures for confidential, anonymous submission of concerns to the Audit Committee.

10. The Committee shall establish clear policies for the Company’s hiring of employees or former employees of the independent auditor.

11. In discharging its oversight role, the Committee may investigate any financial or audit related matter brought to its attention, with full access to all books, records, facilities, and personnel of the Company, and the Committee has the sole authority to engage independent counsel and other advisers as it determines necessary to carry out its duties including the approval of fees and other retention terms for such independent counsel and advisers.

12. The Committee shall report regularly to the Board with respect to its oversight responsibilities and findings.

13. The Committee shall assist the Board with the Board’s annual performance evaluation of the Committee.

14. The Committee shall review this charter at least annually and recommend any changes to the Board.

V.	Limitation

The Committee serves a board-level oversight role, in which it provides advice, counsel and direction to management, internal audit, and the independent registered public accountants based on the information it receives and the discussions it has with management, internal audit, and the independent registered public accountants. The Committee is not responsible for planning or conducting audits of the Company’s financial statements. Furthermore, the Committee members are not professional accountants or auditors, and their functions are not intended to duplicate or to certify the activities of management and the independent registered public accountants.

☒	PLEASE MARK VOTES	REVOCABLE PROXY
	AS IN THIS EXAMPLE	CHICO’S FAS, INC.

PROXY SOLICITED ON BEHALF OF THE
BOARD OF DIRECTORS FOR THE
ANNUAL MEETING OF STOCKHOLDERS TO BE
HELD ON JUNE 20, 2006
The undersigned, a stockholder of CHICO’S FAS, INC. (the “Company”), hereby appoints Scott A. Edmonds, Charles J. Kleman and Patricia Murphy Kerstein, and each of them, attorney and proxy of the undersigned, each with full powers of substitution, for and on behalf of the undersigned, to represent the undersigned at the Annual Meeting of Stockholders of the Company to be held at the Hyatt Regency Coconut Point Resort & Spa, Bonita Springs, Florida at 2:00 P.M., local time, on June 20, 2006 and any adjournments or postponements thereof (the “Annual Meeting”), and to vote at the Annual Meeting all the shares of Common Stock of the Company that the undersigned is entitled to vote at the Annual Meeting, with the same effect as if the undersigned were personally present at the Annual Meeting, all as described in the Company’s Proxy Statement dated April 28, 2006 relating to the Annual Meeting, and the undersigned hereby authorizes and instructs the above named proxies to vote as specified herein.

Please be sure to sign and date this	Date:
Proxy in the space provided.

Stockholder sign above ---------- Co-holder (if any) sign above
The Board of Directors recommends voting “FOR” the following nominees and proposals:

Withhold
1. ELECTION OF DIRECTORS	For All	Authority
	Nominees	For All
Nominees for Class I Directors:	Listed	Nominees	For All
		Listed	Except
Scott A. Edmonds, Charles J. Kleman,
Ross E. Roeder and Michael A. Weiss	☐	☐	☐
INSTRUCTION: To withhold authority to vote for any individual nominee or nominees, mark “For All Except” and write the name(s) of the nominee(s) in the space provided below.

2. PROPOSAL TO RATIFY THE APPOINT-	For	Against	Abstain
MENT OF ERNST & YOUNG LLP AS
INDEPENDENT CERTIFIED PUBLIC	☐	☐	☐
ACCOUNTANTS
3.	OTHER MATTERS: Unless a line is stricken through this sentence, the proxies herein named may in their discretion vote the shares represented by this Proxy upon such other matters as may properly come before the Annual Meeting.
The shares represented by this Proxy will be voted in the manner directed herein only if this Proxy is properly executed and timely returned. If the undersigned does not specify a choice, the shares will be voted FOR all nominees for director listed on this Proxy, FOR ratification of the appointment of Ernst & Young LLP as independent certified public accountants, and in the discretion of the proxies for other matters that may properly come before the Annual Meeting.

Detach above card, sign, date and mail in postage paid envelope provided.
CHICO’S FAS, INC.

The stockholder signing this Proxy acknowledges receipt of (1) the Company’s 2005 Annual Report to Stockholders and (2) the Company’s Notice of Annual Meeting and Proxy Statement dated April 28, 2006 relating to the Annual Meeting. The stockholder signing above does hereby revoke any proxy previously given with respect to the shares represented by this Proxy.

NOTE: Your signature should appear as your name appears hereon. As to shares held in joint names, each joint owner should sign. If the signer is a corporation, please sign full corporate name by a duly authorized officer. If a partnership, please sign in partnership name by an authorized person. If signing as attorney, executor, administrator, trustee, guardian, or in other representative capacity, please give full title as such.

PLEASE MARK, SIGN AND DATE THIS PROXY CARD
AND PROMPTLY RETURN IT USING THE ENCLOSED ENVELOPE.

IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED.